                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                                 ALLERGAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                      LOGO

               2525 DUPONT DRIVE, IRVINE, CA 92612 (714) 246-4500

                                                                  March 16, 2000

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 26, 2000 at 10:00 A.M. We hope you will be present to hear management's report to stockholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. Or, as an alternative, this year we are offering telephone and internet voting. When using either of these alternative methods of voting, please indicate your plans to attend the meeting when prompted to do so by the system. If you are a shareowner of record, you should bring the enclosed bottom half of the proxy card as your admission card and present the card upon entering the meeting. If you are planning to attend the meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the meeting so that we can verify your ownership of Allergan stock.

     Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided, or to promptly use the new telephone or internet voting system. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

             /s/  HERBERT W. BOYER                            /s/  DAVID E.I. PYOTT
 ---------------------------------------------    ---------------------------------------------
                Herbert W. Boyer                                 David E.I. Pyott
             Chairman of the Board                                President and
                                                             Chief Executive Officer

                                [ALLERGAN LOGO]

                      2525 DUPONT DRIVE, IRVINE, CA 92612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 26, 2000

TO OUR STOCKHOLDERS:

     The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 26, 2000 at 10:00 A.M. for the following purposes:

     1. To elect four Class II directors to serve for three-year terms ending in 2003 and until their successors are elected and qualified.

     2. To approve an amendment to the Company's 1989 Nonemployee Director Stock Plan that will extend the term of the plan through December 31, 2009 and will authorize an additional 50,000 shares for issuance under the plan.

     3. To approve an amendment to the Company's Certificate of Incorporation that will increase the aggregate number of shares of Common Stock which the Company shall have authority to issue from 150,000,000 shares to 300,000,000 shares.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 3, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and, consequently, only stockholders of record at the close of business on March 3, 2000 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. Even though a stockholder may now plan to attend the meeting, he or she is urged to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed postage-paid envelope, or to use our telephone or internet voting system. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                          By Order of the Board of Directors

                                          /s/ FRANCIS R. TUNNEY, JR.
                                          Francis R. Tunney, Jr.
                                          Secretary

March 16, 2000

                                 ALLERGAN, INC.

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 26, 2000

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Allergan, Inc. ("Allergan" or the "Company"), 2525 Dupont Drive, Irvine, California 92612 for use at the annual meeting of the Company's stockholders to be held on April 26, 2000, and at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about March 16, 2000.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Corporate Investor Communications, Inc., a professional soliciting organization, to aid in the solicitation of proxies to be voted at the annual meeting at an estimated cost of $6,000 plus out-of-pocket expenses. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

                         GENERAL INFORMATION REGARDING
                      VOTING, CONFIDENTIALITY AND PROXIES

     The persons named in the accompanying proxy will vote FOR the election of the nominees for directors and FOR approval of Proposals 2 and 3. The proxy may be revoked by the stockholder at any time prior to its use by giving notice of such revocation to the independent vote tabulators. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

     Holders of record of the Company's Common Stock at the close of business on March 3, 2000 are entitled to vote at the meeting. On that date Allergan had 134,254,722 shares of Common Stock outstanding (including 4,192,174 shares held in treasury). Each stockholder has one vote per share on all business to be voted upon at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances: (1) to allow the independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes; (4) where a stockholder expressly requests disclosure or has made a written comment on a proxy card; (5) where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Company's Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. The Board of Directors currently consists of 12 directors and currently four each serve as Class I, Class II and Class III directors.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY FOR THE ELECTION AS DIRECTORS OF THE FOUR NOMINEES NAMED BELOW, ALL OF WHOM ARE, AT PRESENT, CLASS II DIRECTORS OF THE COMPANY.

     Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

                             NOMINEES FOR DIRECTORS

CLASS II -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003:

     HERBERT W. BOYER, PH.D., 63, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer was elected Chairman of the Board as of January 2, 1998 and has been a Board member since 1994. He is a member of the Organization and Compensation Committee, Corporate Governance Committee, and Science and Technology Committee.

     PROF. RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 65, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998. Prof. Cresswell was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Prof. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development. He is a fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. Prof. Cresswell is a visiting Professor to the Department of Chemistry at the University of Edinburgh. He is a non-executive Director of the Board of Nycomed Amersham. Professor Cresswell was elected to the Board in 1998, serves as the Chairman of the Science and Technology Committee and is a member of the Corporate Governance Committee.

     WILLIAM R. GRANT, 75, is co-founder of Galen Associates, Inc., a venture capital firm in the health care industry, and has been its Chairman since 1989. Mr. Grant has over 40 years of experience in the investment banking and risk-capital fields, including substantial experience in the healthcare industry. From 1987 to 1989 he was Chairman of New York Life International Investment, Inc. Mr. Grant is a Director of MiniMed, Inc., Ocular Sciences, Inc., Vasogen Inc., Quest Diagnostics Incorporated and Westergaard.com, Inc. He is a member of the General Electric Equity Advisory Board, Trustee of the Center for Blood Research (Harvard), and Trustee Emeritus of the Mary Flagler Cary Charitable Trust. Mr. Grant was elected to the Board in 1989, is Chairman of the Board's Organization and Compensation Committee, and is a member of the Corporate Governance Committee.

     DAVID E.I. PYOTT, 46, became President and Chief Executive Officer of the Company in January 1998. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995 Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. He is a member of the Executive Advisory Council for the University of California (Irvine) Graduate School of Management, a member of the Executive Board of Pharmaceutical Research and Manufacturers of America (PhRMA), and a member of the Board of Directors of Avery-Dennison Corporation, California Healthcare Institute, and Edwards Lifesciences Corporation, the former Cardiovascular Division of Baxter International, Inc. expected to be spun off from Baxter in 2000. Mr. Pyott was elected to the Board in 1998.

DIRECTORS CONTINUING IN OFFICE

CLASS III -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001:

     HANDEL E. EVANS, 65, is an independent consultant providing services principally to the pharmaceutical industry. He also serves as Chairman of Equity Growth Research Ltd., a privately-held Internet company that produces original financial research on small-to medium-capitalized companies. From December 1991 to August 1998, Mr. Evans served as the Chairman of Pharmaceutical Marketing Services Inc., a supplier of market information and specialized marketing products to the pharmaceutical industry in the United States, Europe and Japan. From 1988 to 1996, Mr. Evans was also Chairman of Walsh International Inc., a specialized software house providing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a founder of and served in a variety of senior executive positions with IMS International Inc., a pharmaceutical industry information supplier. He is a member of the Board of Trustees of the British Urological Foundation. Mr. Evans was elected to the Board in 1989 and is Chairman of the Board's Finance Committee and a member of the Audit Committee.

     MICHAEL R. GALLAGHER, 54, has been Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Executive Officer of Eastman Kodak's subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. In addition to Playtex, Mr. Gallagher is a member of the Board of Directors of the Grocery Manufacturers Association. Mr. Gallagher was elected to the Allergan Board in 1998 and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     GAVIN S. HERBERT, 67, is founder of the Company and Chairman Emeritus as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a trustee of the University of Southern California and is a director of Beckman Coulter, Inc., Research to Prevent Blindness, and the Doheny Eye Institute. In 1994, Mr. Herbert retired as an employee of the Company. He has been a director since 1950 and is a member of the Board's Audit Committee, Finance Committee and Science and Technology Committee.

     HENRY WENDT, 66, is Chairman of Global Health Care Partners, a unit of DLJ Merchant Banking, a Donaldson, Lufkin & Jenrette Company, specializing in private equity investment in health care businesses worldwide. He was Chairman of the Board of SmithKline Beecham p.l.c., a pharmaceutical company, and its subsidiary, SmithKline Beecham Corporation, from 1989 until his retirement in 1994. Mr. Wendt is a director of Atlantic Richfield Co., The Egypt Investment Company, and West Marine Products. He is a Trustee of the Trilateral Commission and Trustee Emeritus of the American Enterprise Institute. Mr. Wendt is the author of "Global Embrace," published in 1993. In 1994 he was awarded the Order of the Rising Sun Gold and Silver Star by the Government of Japan, the highest honor given to a foreigner. In 1995 he was named as Honorary Commander of the British Empire (CBE) by HRM Queen Elizabeth II. Mr. Wendt has been a director of the Company since 1989 and is Chairman of the Board's Corporate Governance Committee and a member of the Audit Committee. Mr. Wendt has notified the Company that he will resign from the Board for personal reasons effective May 1, 2000. The Board will thereafter pursue a suitable replacement.

CLASS I -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002:

     LESTER J. KAPLAN, PH.D., 49, has been Corporate Vice President and President, Research and Development and Global BOTOX(R) since May 1998 and had been Corporate Vice President, Science and Technology since July of 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of Acadia Pharmaceuticals Inc., Allergan Specialty Therapeutics, Inc., and the Orange County Performing Arts Center. He is a member of the Advisory Board of Pediatric Cancer Research Foundation (PCRF) and Healthcare Ventures. He first joined the Company in 1983, was elected to the Board in 1994 and is a member of the Finance Committee and the Science and Technology Committee.

     KAREN R. OSAR, 50, is Senior Vice President and Chief Financial Officer of Westvaco Corporation, a producer of packaging, paper and specialty chemicals, since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., a packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions including Managing Director in the investment banking group. She is a member of the Board of Trustees of Manhattanville College in Purchase, New York and a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York. Ms. Osar was elected to the Board in 1998 and is a member of the Organization and Compensation Committee and Finance Committee.

     LOUIS T. ROSSO, 66, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. He served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation and the Keck Graduate Institute of Applied Life Sciences at Claremont. Mr. Rosso was elected to the Board in 1989 and is Chairman of the Board's Audit Committee and a member of the Finance Committee.

     LEONARD D. SCHAEFFER, 54, has been Chairman of the Board of Blue Cross of California, a health insurance organization, since 1989 and Chief Executive Officer since 1986. He has also been Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., a New York Stock Exchange listed health care company, since 1992. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration (HCFA) from 1978 to 1980. He is Chairman of the Board of the National Health Foundation and the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Audit Committee and the Finance Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during 1999 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was 95% and all directors attended 75% or more of the meetings of the Board and committees on which they served. It should be noted that directors discharge their responsibilities throughout the year not only at Board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

     Audit Committee -- The Audit Committee, which had four meetings in 1999, recommends to the Board of Directors the appointment of the Company's independent auditors for the fiscal year and meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work. It also meets with the Company's internal auditors and financial management to review the internal audit department's activities; to discuss the Company's accounting practices and procedures; to review the adequacy of the Company's accounting and control systems; and to report to the Board any considerations or recommendations the Audit Committee may have with respect to such matters. The Committee also reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the financial statements of the Company, the internal audit staff, the legal staff or management. In addition, the Committee monitors the implementation of the Code of Ethics for the Company's employees, and receives regular reports from the Company's Chief Ethics Officer who coordinates compliance reviews and investigates noncompliance matters. None of the members of the Audit Committee are officers or employees of the Company or any of its subsidiaries.

     Finance Committee -- The Finance Committee, which had four meetings in 1999, reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors.

     Corporate Governance Committee -- The Corporate Governance Committee held five meetings in 1999. It recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the annual meeting; considers the performance of incumbent directors; considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors; develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors; considers and reports annually to the Board of Directors concerning its assessment of the Board's performance; considers, from time to time, the current Board committee structure and membership; and recommends changes to the amount and type of compensation of Board members as appropriate. None of the members of the Corporate Governance Committee are officers, employees or former employees of the Company or any of its subsidiaries.

     Organization and Compensation Committee -- The Organization and Compensation Committee, which had five meetings in 1999, reviews and approves corporate organizational structure; reviews performance of corporate officers; establishes overall employee compensation policies; and recommends to the Board of Directors major compensation programs. The Committee also reviews and approves compensation of corporate officers, including salary and bonus awards, and administers the 1989 Incentive Compensation Plan. No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Committee begins on page 19.

     Science and Technology Committee -- The Science and Technology Committee held two meetings in 1999. It undertakes in-depth reviews of the Company's research and development programs and projects to evaluate the soundness and risks associated with the technologies in which the Company is investing its research and development efforts, and the capabilities of the R&D organization to develop the technology.

STOCKHOLDER NOMINATIONS

     The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92612. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

DIRECTOR COMPENSATION

     Of the Board's current 12 members, two are officers of the Company who do not receive additional compensation for Board or committee service. Non-employee directors other than the Chairman earned, during 1999, an annual $25,000 retainer. All non-employee directors received $2,000 for each Board meeting attended; $1,000 for each committee meeting attended by committee members; and $1,500 for each committee meeting presided over by the committee chair.

     Effective January 1, 1996, Mr. Herbert became Chairman Emeritus of the Company. During 1999, he received retainer and attendance fees as described above, and is eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors Fee Program, both as described below, on an on-going basis. Additionally, in his role as Chairman Emeritus, Mr. Herbert received $47,000 to cover the cost of secretarial support and office expenses.

     Dr. Boyer became Chairman of the Board in January 1998. For such services in 1999, he received an annual retainer of $250,000 and attendance fees as described above. Dr. Boyer is also eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors Fee Program on an on-going basis, both as described below.

     In 1991, the Company adopted a Deferred Directors' Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in common stock of the Company. Dr. Boyer and Messrs. Cresswell, Evans, Gallagher, Grant, Osar, Rosso, and Wendt chose to defer all or a portion of their retainers and meeting fees for the period January 1, 1999 through December 31, 1999.

     In accordance with the Company's 1989 Nonemployee Director Stock Plan (the "Director Plan"), as amended by the stockholders in April 1998 and reflecting the Company's 1999 stock split, each director who is not an employee of the Company receives grants of restricted stock upon (a) initial election to the Board of 1,800 shares per year for each year, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of 1,800 shares per year for each of the three years of the new term. On the date of each annual meeting of stockholders, the vesting restrictions with respect to 1,800 shares lapse for each participant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends. The Director Plan, as adopted in 1989, provided that it would expire on December 31, 1999. The Board of Directors has approved an amendment to the Director Plan, subject to stockholder approval at this annual meeting, to extend the Director Plan through December 31, 2009 and to authorize an additional 50,000 shares of Common Stock for issuance under the plan. Please see Proposal 2 in this proxy statement for further details.

STOCK OWNERSHIP GUIDELINES

     At its meeting held in January 1996, the Board approved the stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each nonemployee director is expected to own stock, including the economic equivalent number of shares showing on the records of the Company under the Deferred Directors Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 1999, all ten nonemployee directors met their ownership guidelines.

OTHER MATTERS

     In 1997 the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc. ("ASTI"), to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. In March 1998, the Company distributed all ASTI Class A Common Stock to the Company's stockholders. Dr. Kaplan, Corporate Vice President and President, Research and Development and Global BOTOX(R) and a director of the Company, is on the ASTI Board of Directors. Dwight J. Yoder, the Company's Senior Vice President and Principal Accounting Officer, is ASTI's Chief Financial Officer, and William C. Shepherd, the Company's Chairman, President and Chief Executive Officer through December 31, 1997, is the Chairman, President and Chief Executive Officer of ASTI.

     Under the terms of a technology license agreement and a license option agreement between the Company and ASTI, the Company has granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. During 1999, ASTI paid approximately $6.1 million in technology fees to the Company, offset by $400,000 in licensing income credited to ASTI from the Company.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. During 1999 the Company provided ASTI approximately $47.2 million in R&D and administrative services.

     Prof. Ronald Cresswell, an Allergan director, was the Senior Vice President and Chief Scientific Officer for Warner-Lambert Company until late 1999. In 1999, the Company paid Warner-Lambert approximately $860,000 as product license royalties and approximately $1.4 million in raw material purchases.

     The Company believes that these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

     On December 31, 1997, in connection with his relocation from Europe to the United States, the Company made an interest-free loan in the amount of $500,000 to David E.I. Pyott, the President and Chief Executive Officer of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or the date Mr. Pyott ceases to be an employee of the Company. As of December 31, 1999, the outstanding balance on the loan was $500,000.

     On August 11, 1999, the Company made an interest free loan in the amount of $500,000 to Eric Brandt, the Company's Corporate Vice President and Chief Financial Officer, in connection with his hiring and relocation to California. Mr. Brandt used the loan to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or 60 days after Mr. Brandt's employment terminates (unless Mr. Brandt's employment terminates before May 2000, in which case it shall be the later of five years or six months after the termination date). As of December 31, 1999, the outstanding balance on the loan was $500,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     In 1995, the Board approved "Board Guidelines on Significant Corporate Governance Issues." The Guidelines, as amended to date, are listed below. These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be followed in each instance. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will be considered from time to time.

  1. SELECTION OF CHAIRMAN AND CEO

     The Board should be free to make this choice any way that seems best for the Company at a given point in time.

     Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive Officer and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the nonemployee directors or be an employee.

  2. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors of the Board will meet in Executive Session at a regularly scheduled meeting at least once each year. The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. These meetings should be scheduled in conjunction with a regular Board meeting.

     It is the policy of the Board that a director be selected by the outside directors to chair Executive Sessions or assume other responsibilities which the outside directors as a whole might designate from time to time.

  3. NUMBER OF COMMITTEES

     The current committee structure of the Company seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current five Committees are Audit, Finance, Organization & Compensation, Corporate Governance and Science & Technology. The Audit, Corporate Governance and Organization & Compensation Committees will consist entirely of outside directors.

  4. ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

     The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

     It is the sense of the Board that consideration should be given to rotating committee members periodically at about a three- to four-year interval, but the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual director's committee membership for a longer period.

  5. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

     The Committee chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

  6. COMMITTEE AGENDA

     The chairman of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee's agenda.

     Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (i.e., CFO, CVP -- Administration) will have direct contact with the appropriate Committee chairperson.

  7. SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

     The Chairman of the Board and the Chief Executive Officer (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

     At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

     Each Board member is free to suggest the inclusion of item(s) on the agenda. The CEO will be proactive in encouraging Board members to submit agenda items.

  8. BOARD MATERIALS DISTRIBUTED IN ADVANCE

     It is the sense of the Board that information and data that is important to the Board's understanding of the business to be conducted at that meeting be distributed in writing to the Board before the Board meets.

     Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

  9. PRESENTATIONS

     As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, it is the sense of the Board that each member be advised by telephone in advance of the meeting of the subject and the principal issues the Board will need to consider.

  10. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

     The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

     Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

  11. BOARD ACCESS TO SENIOR MANAGEMENT

     Board members have complete access to Allergan's management.

     It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the Chief Executive Officer and/or the Chairman.

     Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

  12. BOARD COMPENSATION REVIEW

     It is appropriate for the staff of the Company once every other year to report to the Corporate Governance Committee the status of Allergan Board compensation in relation to other U.S. companies.

     Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Chief Executive Officer, the Human Resources department and outside consultants.

  13. SIZE OF THE BOARD

     The Board presently has 12 members. It is the sense of the Board that a size of 10 to 12 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

  14. MIX OF INSIDE AND OUTSIDE DIRECTORS

     The Board believes that as a matter of policy there should be a majority of Independent Directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

     But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

  15. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

     Allergan's Bylaw defining independent directors was approved by the Board in July 1995. The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent. Compliance with the Bylaw is reviewed annually by the Corporate Governance Committee.

  16. FORMER CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP

     The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

     A former Chief Executive Officer serving on the Board will be considered an inside director for purposes of corporate governance.

  17. BOARD MEMBERSHIP CRITERIA

     The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of manufacturing technologies, international background, etc. -- all in the context of an assessment of the perceived needs of the Board at that point in time.

  18. SELECTION OF NEW DIRECTOR CANDIDATES

     The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

  19. EXTENDING THE INVITATION TO A NEW POTENTIAL DIRECTOR TO JOIN THE BOARD

     The invitation to join the Board should generally be extended by the Chairman of the Corporate Governance Committee or the Chairman of the Board (if separate from the Chief Executive Officer) on behalf of the Board after full Board approval. The new director will receive an orientation about the Company and its Corporate Governance philosophy.

  20. ASSESSING THE BOARD'S PERFORMANCE

     The Corporate Governance Committee is responsible to undertake an annual assessment of the Board's performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

     This assessment should be the Board's contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

  21. DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

     It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

     It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

  22. TERM LIMITS

     The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

     As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director's continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

  23. RETIREMENT AGE

     It is the sense of the Board that the current retirement age of 70 is appropriate. In the unusual case when the mandated retirement age is not in the best interest of the Company, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

  24. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

     The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Organization and Compensation Committee.

     The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

     The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

  25. SUCCESSION PLANNING

     There should be an annual report by the Chief Executive Officer to the Board on succession planning.

     There should also be available, on a continuing basis, the Chief Executive Officer's recommendation as to a successor should he/she be unexpectedly disabled.

  26. MANAGEMENT DEVELOPMENT

     There will be an annual report to the Board by the Chief Executive Officer on the Company's program for management development, described in detail.

     This report should be given to the Board at the same time as the succession planning report noted above.

  27. BOARD INTERACTION WITH THE INVESTORS, THE MEDIA, CUSTOMERS, ETC.

     The Board believes that only senior management speaks for Allergan. Individual Board members may, with the knowledge of the management and, in most instances, at the request of management, agree to receive input from various constituencies that are involved with Allergan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth information as of January 31, 2000 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

                                                SHARES OF       RIGHTS TO
                                               COMMON STOCK      ACQUIRE
                                               BENEFICIALLY     BENEFICIAL
              BENEFICIAL OWNER                   OWNED(1)      OWNERSHIP(2)      TOTAL
              ----------------                 ------------    ------------    ---------
CLASS II DIRECTORS NOMINEES:
Herbert W. Boyer, Ph.D.......................      16,600           3,570         20,170
Ronald M. Cresswell..........................       7,600           1,091          8,691
William R. Grant.............................      29,822          24,613         54,435
David E. I. Pyott............................      49,227         582,500        631,727

CLASS III DIRECTORS:
Handel E. Evans..............................      17,704          22,392         40,096
Michael R. Gallagher.........................       7,400           1,209          8,609
Gavin S. Herbert.............................     715,596(3)                     715,596
Henry Wendt..................................      83,730          22,107        105,837

CLASS I DIRECTORS:
Lester J. Kaplan, Ph.D.......................      42,911         461,300        504,211
Karen R. Osar................................       7,200             691          7,891
Louis T. Rosso...............................     100,603          17,519        118,122
Leonard D. Schaeffer.........................      12,000           7,259         19,259

OTHER NAMED EXECUTIVE OFFICERS:
Francis R. Tunney, Jr........................      26,388         416,900        443,288
F. Michael Ball..............................       4,709         259,700        264,409
Eric K. Brandt...............................      10,336         200,000        210,336
All current directors and executive officers
  (21 persons, including those named
  above).....................................   1,217,383       3,495,597      4,712,980(4)

---------------
(1) In addition to shares held in the individual's sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named party or group in the Company's Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 1999.

(2) Shares which the party or group has the right to acquire within 60 days after January 31, 2000. For Allergan employees (Dr. Kaplan and Messrs. Pyott, Tunney, Ball and Brandt) these shares may be acquired upon the exercise of stock options. For the non-employee directors, this number represents the economic equivalent number of shares held by non-employee directors who elected to participate in the Deferred Directors' Fee Program, as of January 31, 2000. Under this program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. Upon termination of their status as a director, these economic equivalents are settled in Common Stock.

(3) Includes 3,600 shares held directly, 512,056 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 199,940 shares held in two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(4) Represents 3.5% of the shares outstanding as of January 28, 2000 on a fully-diluted basis (excluding treasury shares).

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock.

                                                                   SHARES           PERCENT
           NAME AND ADDRESS OF BENEFICIAL OWNERS             BENEFICIALLY OWNED   OF CLASS(1)
           -------------------------------------             ------------------   -----------
FMR Corp. .................................................     15,462,741(2)        11.93
  82 Devonshire Street
  Boston, MA 02109-3614
Barclays Global Investors, N.A. ...........................      7,784,174(3)         6.00
  45 Fremont Street
  San Francisco, CA 94105
Putnam Investments, Inc. ..................................      7,513,706(4)         5.80
  One Post Office Square
  Boston, MA 02109
Janus Capital Corporation..................................      7,468,600(5)         5.76
  100 Fillmore Street
  Denver Colorado 80206-4923
UBS AG.....................................................      7,107,309(6)         5.48
  Bahnhofstrasse 45
  8021, Zurich, Switzerland

---------------
(1) Based on 129,648,217 shares outstanding on January 28, 2000 (excluding shares held in treasury).

(2) Based on a Schedule 13G, dated February 11, 2000, filed with the Securities and Exchange Commission by FMR Corp. on behalf of itself and related entities.

(3) Based on a Schedule 13G, dated February 14, 2000, filed with the Securities and Exchange Commission by Barclays Global Investors, N.A. on behalf of itself and related entities.

(4) Based on a Schedule 13G, dated February 17, 2000, filed with the Securities and Exchange Commission by Putnam Investments, Inc., on behalf of itself and related entities.

(5) Based on a Schedule 13G, dated February 15, 2000, filed with the Securities and Exchange Commission by Janus Capital Corporation.

(6) Based on a Schedule 13G, dated February 11, 2000, filed with the Securities and Exchange Commission by UBS AG and Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604-1295.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the compensation for the Company's Chief Executive Officer and the four most highly paid executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION                LONG TERM
                                                       -----------------------------      COMPENSATION AWARDS
                                                                             OTHER      -----------------------
                                                                            ANNUAL      RESTRICTED   SECURITIES   ALL OTHER
                                                                            COMPEN-       STOCK      UNDERLYING    COMPEN-
                                                       SALARY     BONUS     SATION       AWARD(S)     OPTIONS       SATION
         NAME AND PRINCIPAL POSITION            YEAR   ($)(1)    ($)(2)       ($)         ($)(4)        (#)         ($)(5)
         ---------------------------            ----   -------   -------   ---------    ----------   ----------   ----------
David E. I. Pyott,............................  1999   701,538   676,000         --           --      642,000         7,814
  President & CEO                               1998   604,615   700,000         --           --      122,000     1,807,595
                                                1997        --        --         --      335,625      122,000            --

Lester J. Kaplan, Ph.D.,......................  1999   339,154   229,100         --           --      259,600        48,149
  Corporate Vice President                      1998   304,506   244,000         --      175,625       60,000       929,189
  and President, Research &                     1997   283,433   135,000         --           --       48,000        13,318
  Development and Global
  BOTOX(R)

Francis R. Tunney, Jr.,.......................  1999   333,500   223,400         --           --      259,600         8,761
  Corporate Vice President --                   1998   289,949   232,000         --           --       40,000       878,398
  Administration, General                       1997   274,650    70,000         --           --       32,000         7,911
  Counsel and Secretary

F. Michael Ball,..............................  1999   290,308   204,100         --           --      246,800         8,114
  Corporate Vice President                      1998   276,145   239,000         --           --       28,800       835,983
  and President, North America                  1997   255,500    60,000         --           --       32,000        37,677
  Region and Global Eye Rx
  Business

Eric K. Brandt,...............................  1999   193,846   211,100    108,643(3)   455,938      293,600         8,291
  Corporate Vice President                      1998        --        --         --           --           --            --
  and Chief Financial Officer                   1997        --        --         --           --           --            --
  (Principal Financial Officer)

---------------
(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts shown represent bonus performance awards which were paid in February of the following year under the Company's Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated.

(3) Includes $58,180 for relocation services and $43,909 reimbursed for the payment of taxes. The Company does not expect to incur similar expenses with regard to Mr. Brandt in the future.

(4) Based on the closing price of the stock on the New York Stock Exchange on the date of grant. All shares of restricted stock granted to named executive officers other than the CEO vest, in whole, in four years and receive non-preferential dividends. Shares granted to the CEO in 1997 receive non-preferential dividends and vest as follows: 4,000 shares after three years, 6,000 shares after four years and 10,000 shares after five years. The amounts shown in the table represent the value of the restricted stock awards on the date of grant. The following number of restricted shares (and the value based on the closing price of the stock on the New York Stock Exchange on December 31, 1999) were held by each of the named executives as of December 31, 1999: Mr. Pyott, 20,000 ($995,000); Dr. Kaplan, 10,000
    ($497,500); and Mr. Brandt, 10,000 ($497,500).

(5) The total amounts shown in this column for the 1999 fiscal year consist of Company contributions to the Allergan, Inc. Savings and Investment Plan ("SIP") and the Allergan, Inc. Employee Stock Ownership Plan ("ESOP"), the cost of term life insurance and term executive post-retirement life insurance premiums ("Ins"), and payment in lieu of vacation ("Vac").

                                        SIP      ESOP     INS       VAC
                                       ------   ------   ------   -------
Mr. Pyott............................  $2,414   $3,780   $1,620   $    --
Dr. Kaplan...........................   4,000    3,780      907    39,462
Mr. Tunney...........................   4,000    3,780      981        --
Mr. Ball.............................   3,336    3,780      998        --
Mr. Brandt...........................   3,150    3,780    1,361        --

STOCK OPTIONS

     The following table shows information regarding stock options granted to the named executive officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          % OF TOTAL
                                            NUMBER OF      OPTIONS
                                           SECURITIES     GRANTED TO
                                           UNDERLYING     EMPLOYEES    EXERCISE OR                GRANT DATE
                                             OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION     PRESENT
                  NAME                    GRANTED(#)(1)      1999       PER SHARE       DATE      VALUE($)(4)
                  ----                    -------------   ----------   -----------   ----------   -----------
David E.I. Pyott........................     242,000         4.88%      34.65625      1/25/09      4,117,340(5)
                                             400,000(2)      8.07%      55.00000      2/28/01      2,614,840(6)
Lester J. Kaplan, Ph.D..................      59,600         1.20%      34.65625      1/25/09      1,014,022(5)
                                             200,000(2)      4.04%      55.00000      2/28/01      1,041,280(7)
Francis R. Tunney, Jr. .................      59,600         1.20%      34.65625      1/25/09      1,014,022(5)
                                             200,000(2)      4.04%      55.00000      2/28/01      1,041,280(7)
F. Michael Ball.........................      46,800         0.94%      34.65625      1/25/09        796,246(5)
                                             200,000(2)      4.04%      55.00000      2/28/01      1,041,280(7)
Eric K. Brandt..........................      93,600(3)      1.89%      45.59375      5/24/09      2,190,165(8)
                                             200,000(2)      4.04%      55.00000      2/28/01      1,219,260(9)

---------------
(1) All options disclosed above were granted pursuant to the 1989 Incentive Compensation Plan (the "Incentive Plan"). Unless otherwise noted, options become exercisable 25% per year beginning January 25, 2000. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms, including the acceleration of vesting upon a "Change in Control." See "Change in Control and Severance Arrangements" on page 18.

(2) These Options become exercisable in their entirety upon the earlier to occur of (a) October 1, 2000 or (b) the date that the closing price of the Company's common stock on the New York Stock Exchange reaches $60 or more. These options became fully vested on February 7, 2000.

(3) Mr. Brandt's options become exercisable at the rate of 25% per year beginning May 24, 2000.

(4) Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5) With respect to the January 1999 option grants, the following assumptions were used in the Black-Scholes model: market price of stock, $34.65625 exercise price of option, $34.65625; expected stock volatility, 34%; risk-free interest rate, 4.81% (based on the 10-year treasury bond rate); expected life, ten years; dividend yield, .75%.

(6) With respect to Mr. Pyott's April 1999 grant in the amount of 400,000 options, the following assumptions were used in the Black-Scholes model: market price of stock, $46.15625; exercise price of option, $55.00; expected stock volatility, 34%; risk-free interest rate, 4.85% (based on the two-year treasury bond rate); expected life, 1.84 years; dividend yield, .75%.

(7) With respect to the March 1999 option grants, the following assumptions were used in the Black-Scholes model: market price of stock, $42.46875; exercise price of option, $55.00; expected stock volatility, 34%; risk-free interest rate, 4.81% (based on the two-year treasury bond rate); expected life, 1.99 years; dividend yield, .75%.

(8) With respect to Mr. Brandt's May 1999 grant in the amount of 93,600 options, the following assumptions were used in the Black-Scholes model: market price of stock, $45.59375; exercise price of option, $45.59375; expected stock volatility, 34%; risk-free interest rate, 5.64% (based on the ten-year treasury bond rate); expected life, ten years; dividend yield, .75%.

(9) With respect to Mr. Brandt's May 1999 grant in the amount of 200,000 options, the following assumptions were used in the Black-Scholes model: market price of stock, $45.59375; exercise price of option, $55.00; expected stock volatility, 34%; risk-free interest rate, 5.04% (based on the two-year treasury bond rate); expected life, 1.76 years; dividend yield, .75%.

OPTION EXERCISES AND HOLDINGS

     The following table shows stock option exercises by the named executive officers during 1999, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                      OPTIONS AT 12/31/99(#)           AT 12/31/99($)(1)
                             ACQUIRED ON       VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   -----------   -----------   -------------   -----------   -------------
David E.I. Pyott...........         --              --       91,500        794,500       3,010,922      8,640,391
Lester J. Kaplan, Ph.D. ...     40,000      $1,759,713      231,400        344,200       8,366,394      3,729,994
Francis R. Tunney, Jr. ....     60,000      $2,376,725      192,000        315,600       7,037,758      2,773,650
F. Michael Ball............     30,000      $1,177.813       40,800        293,600       1,339,200      2,282,488
Eric K. Brandt.............         --              --           --        293,600              --        389,025

---------------
(1) Based on the closing price of $49.75 on the New York Stock Exchange of the Company's Common Stock on December 31, 1999.

                         DEFINED BENEFIT PENSION PLANS

     The Company has a defined benefit retirement plan (the "Pension Plan") which provides pension benefits to U.S. employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings ("Final Average Pay") and years of service integrated with covered compensation as defined by the Social Security Administration.

     Allergan also has two supplemental retirement plans ("SRP") for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

     The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
 FINAL    --------------------------------------------------------------------------
AVERAGE
  PAY        15         20         25         30         35         40         45
--------  --------   --------   --------   --------   --------   --------   --------
$200,000  $ 48,700   $ 64,900   $ 81,100   $ 97,400   $113,600   $118,600   $123,600
 250,000    61,700     82,200    102,800    123,300    143,900    150,100    156,400
 300,000    74,600     99,500    124,400    149,300    174,100    181,600    189,100
 350,000    87,600    116,800    146,000    175,200    204,400    213,200    221,900
 400,000   100,600    134,100    167,600    201,200    234,700    244,700    254,700
 500,000   126,500    168,700    210,900    253,100    295,200    307,700    320,200
 600,000   152,500    203,300    254,100    305,000    355,800    370,800    385,800
 700,000   178,400    237,900    297,400    356,900    416,300    433,800    451,800
 800,000   204,400    272,500    340,600    408,800    476,900    496,900    516,900
 900,000   230,300    307,100    383,900    460,700    537,400    559,900    582,400

     The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 29 years; Mr. Tunney, 30 years; Mr. Ball, 22 years; and Mr. Brandt, 25 years.

                  CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, "change in control" of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board approves the acquisition) or 33% or more of the voting stock (with or without Board approval), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive's highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company's Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset the impact of any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: David E.I. Pyott, Dr. Kaplan and Messrs. Tunney, Ball, Brandt and five other corporate vice presidents -- three years; nine senior vice presidents -- two years; and 24 other covered executives -- one year.

     In addition, the Company's SRP, Incentive Plan, Savings and Investment Plan, Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Pension Plan and Nonemployee Director Stock Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).

     The Organization and Compensation Committee has approved a severance pay policy for Corporate Officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the Corporate Officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the Corporate Officer's years of service with the Company. For Corporate Officers having 15 or more years of service, the payment and benefits are substantially consistent with those provided pursuant to their Change in Control Agreements described above. For Corporate Officers having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period. For Corporate Officers having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

     William C. Shepherd retired from the Company on January 1, 1998. Pursuant to the terms of a letter agreement between Mr. Shepherd and Allergan regarding Mr. Shepherd's retirement, Allergan has agreed to pay Mr. Shepherd severance payments totaling $3,210,000, on a semi-monthly basis, during the period commencing January 1, 1998 and ending 36 months following such date (the "Severance Pay Period"). In partial consideration of such severance payments, Mr. Shepherd has agreed to provide consulting services to Allergan as requested by Allergan's Chief Executive Officer for up to a maximum of 50 days per year during the Severance Pay Period. In addition, pursuant to the terms of the letter agreement, the vesting of all of Mr. Shepherd's outstanding unvested options was accelerated as of January 1, 1998. Under the terms of the letter agreement, Allergan has also agreed to provide Mr. Shepherd with continued medical, dental, group term life, disability and flexible spending account benefits, continued pension benefit accruals and other miscellaneous perquisites and benefits during the Severance Pay Period.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

     As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to: administer the Company's Management Bonus Plan, Executive Bonus Plan and the 1989 Incentive Compensation Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for corporate officers.

     Allergan's executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value of the Company by achieving specific financial and strategic objectives.

     Allergan's executive compensation programs are designed to provide:

        - levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

        - annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

        - long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

     In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY

     Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company's Compensation Department, in an effort to obtain a broad base of data, participates in a number of salary surveys and obtains commercially available surveys. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization.

     Allergan's salary increase program is designed to reward individual performance consistent with the Company's overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. For 1999 and 2000, the executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical and health care industries. The named executive officers received an average salary increase of 11.5% effective January 2000 to reflect competitive market conditions, promotions, performance and contributions.

THE MANAGEMENT BONUS PLAN

     The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee's award is expressed as a percentage of the participant's year end base salary. Bonus targets begin at 10% for managers and in 1999 ranged from 40% to 50% for executive officers (excluding the CEO), it being the Committee's compensation philosophy that increasing portions of compensation should be "at risk" for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short- and long-term business goals. A participant's individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 1999 included year 2000 compliance efforts, identifying and pursuing new business opportunities, obtaining regulatory approvals for new products as well as new indications for existing products, introducing new products into designated markets and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in an evaluation of overall performance of the executive officers for purposes of determining the actual bonus.

     The Management Bonus Plan for 2000 will be funded according to the achievement of a pre-established 2000 Earnings Per Share ("EPS") Target, as approved by the Committee in January 2000. The EPS Target was based on corporate objectives established as part of the annual operating plan process. The bonus pool will be funded at 100% if the EPS Target is achieved, and the bonus pool will automatically adjust if 2000 EPS surpasses or falls below the EPS Target, up to a maximum funding level of 160%. Once funded, the bonus pool will be allocated to the Company's business units based on the units' respective operating income results compared to the 2000 budget. That is, if a business unit is above budgeted operating income, it will receive a greater share of the bonus pool than a business unit that is below the operating income budget. The Committee will use the business unit allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer's business unit.

     The Management Bonus Plan for 1999 followed the same design as the 2000 plan, with an EPS Target as its one funding component. For 1999, the EPS result was above the 1999 EPS Target. As a result, the Committee approved a total bonus fund of approximately $12.8 million for approximately 450 participating employees. The Committee then allocated this bonus pool to the business functions (and their respective executive officers) based on the functions' respective operating income results compared to budgeted amounts for 1999.

THE EXECUTIVE BONUS PLAN

     Through 1998, the CEO's bonus was granted under the Management Bonus Plan, discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation to the CEO in the years 1999 and beyond. The CEO is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company's CEO. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year.

     For 2000, the CEO's award will be based on the Company's attainment of a pre-established EPS target -- the same target approved for other managers of the Company under the Management Bonus Plan discussed above. The CEO's award is expressed as a percentage of year end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2000, the CEO will receive a bonus of up to 112% of base salary, depending on EPS performance.

     For 1999, Mr. Pyott's award was based on the attainment of a corporate EPS target that the Company surpassed. Therefore, the Committee approved a bonus of $676,000 for Mr. Pyott, based on the Committee's assessment of Mr. Pyott's achievements of his objectives for 1999. The Committee noted particularly the Company's profitable growth during 1999, Mr. Pyott's effective implementation of strategic plans and organizational restructuring, his successful recruiting efforts to fill key positions, and his efforts to reduce operating expense ratios on a global basis.

INCENTIVE COMPENSATION PLAN

     The 1989 Incentive Compensation Plan (the "Incentive Plan") authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The plan has been designed to:

        - focus attention on building stockholder value through meeting longer-term financial and strategic goals;

        - link management's financial success to that of the stockholders via broad-based participation of Allergan management employees (approximately 375 employees received grants in January 2000);

        - balance long-term with short-term decision making; and

        - encourage and create ownership and retention of the Company's stock.

     Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data for approximately 50 pharmaceutical and diversified health care companies prepared and analyzed by the national consulting firm Towers Perrin in order to approximate the 75th percentile level compensation if the Company is successful and that success results in increased stock prices.

     In January 1999, the Committee approved a grant to Mr. Pyott of 242,000 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain Mr. Pyott, Mr. Pyott's successful management of growth at Allergan, and his effective organizational and communications skills. In the case of each of the other named executives, the stock award was within the Company's guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed above. In determining the specific award to the CEO and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

     In March 1999, the Committee initiated a program under the Incentive Plan for the Company's CEO and corporate vice presidents. The purpose of this program was to solidify the Company's management behind a common and clearly stated goal (stock performance) and to provide aggressive incentives to achieve substantial gains. The program is not a new plan but rather is a grant of premium-priced stock options under the Incentive Plan, using shares that were available for grant. Rather than awarding cash and/or stock upon the attainment of stock price goals, the Committee awarded the recipients options with an exercise price of $55 (the "Premium Options"), which was more than $20 higher than the exercise price of options granted in January 1999 as part of the Company's annual grant and $13 higher than the closing price of the Company's

Common Stock on the New York Stock Exchange on the date of the grant. The Premium Options were to vest on the earlier of October 1, 2000 or the date that the closing price of the Company's Common Stock on the New York Stock Exchange reached $60 or more which occurred on February 7, 2000. The Premium Options, which are now fully vested, expire on February 28, 2001. The Committee granted 400,000 Premium Options to the CEO and 200,000 to each of the Company's nine corporate vice presidents.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the CEO and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of "outside directors." Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

     All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

     The 1989 Incentive Compensation Plan, as amended, and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMMITTEE ACTIVITIES

     The Committee held five formal meetings in 1999 as well as many interim discussions. The following summarizes the Committee's major activities in 1999:

        - Evaluated CEO performance.

        - Reviewed and determined 1999 salary increases for each corporate officer based on the officer's performance.

        - Determined 1998 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 1999 Management Bonus Plan's corporate financial objective.

        - Designed and approved the Executive Bonus Plan. Approved the 1999 Executive Bonus Plan performance criteria.

        - Reviewed and recommended 1999 stock awards for executive officers as well as for other participants, totaling approximately 375. Initiated premium-priced stock option program for executive officers.

        - Reviewed management development and succession plans.

        - Engaged in a competitive review of change in control policies and standards and approved amendments to the Company's form of change in control severance agreement and employee benefit and compensation plans.

        - Recruited the new Corporate Vice President and Chief Financial
          Officer.

     - Recommended the election of 1999 corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

     - Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The President and Chief Executive Officer is expected to hold five times his salary in Company stock; and the guideline for Corporate Vice Presidents is two times salary.

     - Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

     The Company, with the approval of the Committee, has retained the services of Towers Perrin, a Human Resources consulting firm, since 1989 to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to Towers Perrin. As part of its services, Towers Perrin reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan and Executive Bonus Plan.

                                          Organization and Compensation
                                          Committee,

                                          Mr. William R. Grant, Chairman
                                          Dr. Herbert W. Boyer
                                          Mr. Michael R. Gallagher
                                          Ms. Karen R. Osar

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Company's Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks between the Company and other entities involving Allergan executive officers and Allergan Board members who serve as executive officers of such other entities.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Health Care (Diversified) Index for the period beginning December 31, 1994 and ending December 31, 1999. The graph assumes that all dividends have been reinvested.

                                                                                                             S&P HEALTH CARE
                                                        ALLERGAN                     S&P 500                   DIVERSIFIED
                                                        --------                     -------                 ---------------
12/94                                                      100                         100                         100
12/95                                                      117                         137                         147
12/96                                                      130                         168                         185
12/97                                                      124                         224                         270
12/98                                                      245                         287                         393
12/99                                                      378                         347                         376

                      APPROVAL OF THE AMENDED AND RESTATED
                      1989 NONEMPLOYEE DIRECTOR STOCK PLAN

                                   PROPOSAL 2

GENERAL

     The Company's Board of Directors has approved an amendment to the Company's 1989 Nonemployee Director Stock Plan ("Director Plan"), subject to approval by the Company's stockholders. The Director Plan was adopted in 1989 and was amended with stockholder approval in 1994, 1996 and 1998. In 1999, the Board amended the Director Plan to modify the definition of "change in control."

     The amended and restated Director Plan accounts for the Company's two-for-one stock split which was effective in December 1999 and contains two amendments:

        - An amendment to extend the term of the plan through December 31, 2009; and

        - An amendment to authorize an additional 50,000 shares of Allergan Common Stock for issuance under the plan.

     The Director Plan's terms provided that the plan was to expire as of December 31, 1999. This amendment extends the term of the plan an additional ten years and authorizes additional shares for issuance under the plan to cover the extended term. The primary purpose of the proposed amendment to the Director Plan is to enable the Company to continue to provide a total package of nonemployee director compensation competitive with comparable publicly-traded companies. A description of the principal features of the Director Plan, as proposed to be amended, is set forth below. This summary description is qualified by and subject to the actual provisions of the form of amended and restated Director Plan attached to this Proxy Statement as Exhibit B.

PURPOSE AND ELIGIBILITY

     The purpose of the Director Plan is to enable the Company to attract and retain the services of experienced and knowledgeable nonemployee directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the nonemployee directors in the Company.

     Only members of the Board of Directors of the Company who are not employees of the Company or of a parent or subsidiary corporation of the Company are eligible to receive awards under the Director Plan. The Company currently has ten nonemployee directors.

ADMINISTRATION, AMENDMENT AND TERMINATION

     The Director Plan is administered by the Board of Directors ("Board"). The Board, in its absolute discretion, may at any time and from time to time delegate to a committee of three or more persons appointed by the Board, all or any part of the authority, powers and discretion of the Board under the Director Plan.

     The Board may at any time amend, suspend, or terminate the Director Plan, with the following restrictions:

        - no Board action can deprive a holder of a restricted stock award under the Director Plan of the award without the consent of the holder;

        - the Board cannot modify the nondiscretionary manner in which restricted stock awards are made to nonemployee directors under the Director Plan (but the number of shares to be included in each automatic grant may be changed with approval of the stockholders); and

        - stockholder approval is required for certain modifications including modifications to increase the maximum number of shares authorized under the Director Plan, to accelerate certain vesting schedules, to extend the duration of the Director Plan, to materially modify the eligibility requirements, or to materially increase the benefits accruing to recipients of awards under the Director Plan.

RESTRICTED STOCK AWARDS

     Under the Director Plan, upon election, re-election or appointment of a nonemployee director to the Board, the nonemployee director is automatically granted an award consisting of 1,800 shares of restricted stock multiplied by the number of years, including any partial year as a full year, which remain in the term of the person so elected, re-elected or appointed.

     Participants under the Director Plan are not required to pay any purchase price for the shares of Common Stock to be acquired pursuant to a restricted stock award, unless otherwise required under applicable law or regulations. Recipients of restricted stock are entitled to vote and to receive dividends on the shares subject to the award from the original date through the vesting date (at which time the recipient receives unrestricted ownership of the shares).

     The shares awarded under the Director Plan are subject to:

        - restrictions on transferability;

        - a vesting schedule; and

        - a requirement that the certificates representing the shares must contain a restrictive legend.

     The Director Plan provides that as of the date of each annual meeting of stockholders following the date of a restricted stock award, the vesting restrictions lapse and are removed with respect to 1,800 of the shares covered by the restricted stock award. In the event that a recipient of a restricted stock award under the

Director Plan ceases to be a director for any reason other than death or total disability, all unvested shares acquired under the Director Plan by such recipient must be returned to the Company. If a recipient of a restricted stock award under the Director Plan ceases to be a director because of death or total disability, the vesting restrictions lapse and are removed with respect to all shares acquired by that recipient under restricted stock awards pursuant to the Director Plan.

     In the event of a "change in control" the vesting restrictions lapse and are removed with respect to all shares acquired under restricted stock awards pursuant to the Director Plan. A "change in control" for this purpose occurs if:

        - any person or group becomes the beneficial owner of 20% or more of the Company's outstanding voting securities (unless the Board approves the acquisition) or more than 33% with or without Board approval;

        - a change occurs in the majority of the incumbent directors (except for changes approved by such members);

        - a merger or other business combination involving the Company is completed (other than a merger or other transaction in which (A) the Company's stock continues to represent at least 55% of the combined voting power of the surviving corporation and (B) no person or group becomes a 20% or more beneficial owner of Company voting securities); or

        - a plan of complete liquidation or the sale of all or substantially all of the Company's assets is approved by stockholders.

SECURITIES SUBJECT TO DIRECTOR PLAN

     The shares of Common Stock to be delivered under the Director Plan are made available, at the discretion of the Board, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market. Under the Director Plan, as proposed to be amended, the total number of shares of Common Stock which may be issued or transferred pursuant to an award of restricted stock under the Director Plan may not exceed 250,000 shares. In addition, if, on or before termination of the Director Plan, any shares of Common Stock subject to an award of restricted stock have not been issued or transferred and cease to be issuable or transferable for any reason, or if the shares have been reacquired by the Company pursuant to the restrictions imposed on such shares, those shares are no longer be charged against the 250,000 share limit.

     The maximum number of shares issuable under the Director Plan, the number of shares to be included in each grant of restricted stock under the Director Plan, the number and kind of shares then subject to restrictions, and the repurchase price, if any, for each share of Common Stock subject to restrictions, will be appropriately and proportionately adjusted to reflect mergers, consolidations, sales or exchanges of all or substantially all of the properties of the Company, reorganizations, recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits, spin-offs or other distributions with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock).

     On January 31, 2000, the closing market price of the Company's Common Stock was $57 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax treatment which will generally apply to awards of restricted stock made under the Director Plan, based on federal income tax laws in effect on the date of this proxy statement. Directors who participate in the plan are advised to consult with their own tax advisors for particular federal, as well as state and local, income and any other tax advice.

     Unless a recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days after receiving the restricted stock, the recipient generally will not be taxed on the receipt of the stock until the restrictions on the stock expire or are removed. When the restrictions expire or are removed, the recipient recognizes ordinary income (and the Company is entitled to a deduction) in an amount equal to the fair market value of the stock at that time. If, however, the recipient makes a timely 83(b) election, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the fair market value of the stock on the date of receipt (determined without regard to vesting restrictions). A director who makes an 83(b) election will ordinarily not be entitled to recognize any loss thereafter attributable to the shares as a result of forfeiture. In addition, unless an insider makes a valid election under Section 83(b) of the Code, special rules may apply to insiders under
Section 16(b) of the Securities Exchange Act of 1934.

                               NEW PLAN BENEFITS
                 ALLERGAN 1989 NONEMPLOYEE DIRECTOR STOCK PLAN

                         NAME                            DOLLAR VALUE AT 12/31/99    NUMBER OF SHARES
                         ----                            ------------------------    ----------------
Nonemployee Directors Scheduled to Receive Grants in
  2000                                                           $805,950(1)              16,200(2)

---------------
(1) Based on the closing price of $49.75 on the New York Stock Exchange of the Company's Common Stock on December 31, 1999.

(2) Represents only the aggregate number of restricted shares which will automatically be awarded under the Director Plan to the three nonemployee directors who are Class II nominees for election at the 2000 Annual Meeting of Stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for approval of the amended and restated Director Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDED AND RESTATED 1989 NONEMPLOYEE DIRECTOR STOCK PLAN.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

                                   PROPOSAL 3

     Under the Company's present capital structure, the Company is authorized to issue 150,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The Board believes the number of authorized shares of Common Stock is inadequate for the present and future needs of the Company and, in particular, limits the Company's ability to effect future stock splits in the form of a stock dividend. Therefore, the Board has unanimously approved the amendment of Article 4 of the Company's Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock authorized for issuance by 150,000,000 shares, to an aggregate of 300,000,000 shares authorized. The Board believes this capital structure more appropriately reflects the present and future needs of the Company.

     The Preferred Stock may be issued from time to time in one or more series with such voting powers and such designations, preferences and relative, participating, optional or other special rights as designated by the Board of Directors in the resolution providing for the issuance of such shares.

     On January 31, 2000, 134,254,772 shares of Common Stock (exclusive of treasury stock) were outstanding and no shares of Preferred Stock were outstanding. On January 31, 2000, assuming the exercise of all outstanding stock options, approximately 143,816,638 shares of Common Stock (exclusive of treasury stock) would be outstanding.

PURPOSE AND EFFECT OF AUTHORIZING ADDITIONAL COMMON STOCK

     The Company's reserve of authorized but unissued shares of Common Stock was substantially depleted in December 1999 following the Company's two-for-one stock split effected as a stock dividend. The authoriza-tion of an additional 150,000,000 shares of Common Stock would give the Board the ability to issue such shares of Common Stock from time to time as the Board deems necessary. The Board believes it needs to have the ability to issue such additional shares of Common Stock for any proper corporate purpose, such as stock splits and stock dividends, acquisitions and convertible debt and equity financings.

     The Company has no specific plans, understandings or agreements at present for the issuance of the proposed additional shares of Common Stock. The Company believes, however, that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's stockholders at that time could significantly impair the Company's ability to meet its objectives and could delay the effectiveness of a stock dividend.

     The additional Common Stock would be available for issuance by the Board without any further action by the stockholders, unless such action was specifically required by the Company's Restated Certificate of Incorporation, applicable law or the rules of any stock exchange or quotation system on which the Company's securities may then be listed.

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders, depending on the exact nature and circumstances of any actual issuance of the authorized shares. An issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of the Company's outstanding shares of Common Stock caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected.

     In addition, the increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by the Board. Moreover, the Board does not currently intend to propose additional anti-takeover measures in the foreseeable future.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for adoption of the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

                              INDEPENDENT AUDITORS

     KPMG LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1999. Representatives of KPMG LLP are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors selects the independent public accountants, typically during the third or fourth quarter of the fiscal year.

                                 ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 1999 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material. The Company will provide, without charge, a copy of its most recent Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2001 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 16, 2000.

                                 OTHER BUSINESS

PRESENTED BY MANAGEMENT

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the annual meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

PRESENTED BY STOCKHOLDERS

     Pursuant to the Company's Restated Certificate of Incorporation only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than ten days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business.

                                          By Order of the Board of Directors

                                              /s/ FRANCIS R. TUNNEY, JR.
                                          --------------------------------------
                                                  Francis R. Tunney, Jr.
                                                        Secretary

March 16, 2000
Irvine, California

                                                                       EXHIBIT A

                                 Allergan, Inc.

                             FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS........................   A-2
CONSOLIDATED BALANCE SHEETS.................................  A-18
CONSOLIDATED STATEMENTS OF OPERATIONS.......................  A-19
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.............  A-20
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................  A-21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  A-22
REPORT OF MANAGEMENT........................................  A-44
INDEPENDENT AUDITORS' REPORT................................  A-45
QUARTERLY RESULTS...........................................  A-46
SELECTED FINANCIAL DATA.....................................  A-47

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
                 THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999

     This financial review presents the operating results for Allergan, Inc. for each of the three years in the period ended December 31, 1999, and its financial condition at December 31, 1999. This review should be read in connection with the information presented in the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements.

     Allergan, Inc. (the Company), headquartered in Irvine, California, is a technology driven, global health care company providing specialty pharmaceutical products worldwide. The Company develops and commercializes products in the eye care, dermatological and movement disorder pharmaceutical, ophthalmic surgical device, and over-the-counter contact lens care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients' lives.

     Incorporated in 1948, the Company employs approximately 6,000 professionals around the world. The Company is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, cataracts, dry eye, psoriasis, acne, photodamage, movement disorders, metabolic disease, and various types of cancer. With 1999 sales in excess of $1.4 billion, the Company is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries around the world.

     The Company operates in four regions: North America, Latin America, Europe and Asia Pacific. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     In each region, the Company markets products in three product segments:
Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for products in all geographic operating segments.

     In 1999, 1998 and 1997, the Company participated in the following research and development and marketing collaboration activities:

     In December 1999, the Company acquired an exclusive license to a patented use of neurotoxins like Botox(R) in specific medical applications.

     In December 1999, the Company entered into a license agreement with Boehringer Ingelheim granting the Company the right to develop and commercialize epinastine for the treatment of ocular allergies.

     In November 1999, the Company entered into a multi-year agreement with 3M Pharmaceuticals, a division of Minnesota Mining and Manufacturing Company, to co-promote Allergan's proprietary acne product, Tazorac(R)(Tazarotene Gel) 0.1%, in the U.S. dermatology market.

     In October 1999, the Company entered into a three year agreement with AXYS Advanced Technologies, Inc. to provide the Company with a diverse compound screening library.

     In September 1999, the Company entered into a multi-year agreement with McNeil Consumer Healthcare, a subsidiary of Johnson & Johnson, to commercialize Allergan's proprietary anti-infective, Ocuflox(R) (ofloxacin ophthalmic solution) 0.3%, in the U.S. pediatric and selected general practitioner markets.

     In July 1999, the Company entered into a license and research collaboration agreement with ACADIA Pharmaceuticals to discover, develop and commercialize compounds for glaucoma, based on ACADIA's proprietary and highly receptor subtype-selective muscarinic lead compounds.

     In June 1999, the Company obtained an exclusive license from XOMA Ltd. to use recombinant BPI in combination with other anti-infectives to treat ophthalmic infections.

     In April 1999, the Company entered into a long-term marketing, sales and development partnership with Bioglan Pharma Plc to commercialize tazarotene (ZORAC(R)) in the United Kingdom, Ireland, Denmark, Sweden, Finland, and other international markets, including certain countries in the Middle East and Africa.

     In February 1999, the Company entered into a long-term marketing, sales and development partnership with Pierre Fabre Dermatologie to commercialize tazarotene (ZORAC(R)), in continental Europe and nearby territories.

     In July 1998, the Company entered into a multi-year research and development collaboration with the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company to identify, develop and commercialize up to two retinoid compounds. The Company received a payment at the time of the agreement, and could receive a total of up to $104 million in payments relating to development of the two compounds. In addition, the Company will receive royalties on sales of developed products.

     In July 1998, the Company entered into an agreement with Santen Pharmaceutical Co., Ltd. (Santen) granting Santen distribution rights in Japan for brimonidine, a compound marketed by Allergan under the brand name Alphagan(R). The Company will manufacture brimonidine for Santen. Santen is responsible for development, registration and approval of brimonidine in Japan. The Company received a payment on signing the agreement, and is entitled to receive development milestone payments and a percentage of future product sales.

     In March 1998, the Company formed Allergan Specialty Therapeutics, Inc.
(ASTI) to conduct research and development of potential pharmaceutical products based primarily upon the Company's retinoid and neuroprotective technologies. The Company contributed $200 million and certain related technologies to ASTI. The Company then distributed the stock of ASTI in a dividend to the Company's stockholders.

     In November 1997, the Company and Ligand Pharmaceuticals, Incorporated (Ligand) divided the technologies within Allergan Ligand Retinoid Therapeutics, Inc. (ALRT) after Ligand purchased ALRT from its shareholders. ALRT was formed in 1995 to conduct research related to small molecule retinoid products. The Company and Ligand provided contract research services to ALRT during its operation.

     In September 1997, the Company and ACADIA Pharmaceuticals Inc. entered into a collaboration of discovery efforts on five potential drug targets including the prostanoid and alpha adrenergic receptors. The Company invested $6 million in ACADIA Pharmaceuticals, and will pay ACADIA up to $12.5 million for the first product developed for each receptor target. Upon commercialization of products, the Company will pay ACADIA royalties on product sales.

RESULTS OF OPERATIONS

  Net Sales

     The following table sets forth, for the periods indicated, net sales by major product line.

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1999        1998        1997
                                               --------    --------    --------
                                                         IN MILLIONS
Specialty Pharmaceuticals:
  Eye Care Pharmaceuticals...................  $  571.2    $  505.3    $  408.5
  Skin Care..................................      76.6        80.6        80.6
  Botox(R)/Neuromuscular.....................     175.8       125.3        90.1
                                               --------    --------    --------
          Total..............................     823.6       711.2       579.2
Medical Devices and OTC Product Lines:
  Ophthalmic Surgical........................     222.9       193.6       182.2
  Contact Lens Care..........................     359.7       356.9       376.6
                                               --------    --------    --------
          Total..............................     582.6       550.5       558.8
                                               --------    --------    --------
     Total Product Net Sales.................  $1,406.2    $1,261.7    $1,138.0
                                               ========    ========    ========
Domestic.....................................      48.1%       46.2%       42.8%
International................................      51.9%       53.8%       57.2%

     Net sales for 1999 were $1.406 billion, which was an increase of $144.5 million or 11% over 1998. Foreign currency fluctuations in 1999 decreased sales by $34.6 million or 3% as compared to average rates in effect in 1998. At constant currency rates, sales increased by $179.1 million or 14% over 1998.

     Net sales increased in 1999 primarily as a result of increases in sales in three product lines. Eye Care Pharmaceutical sales increased by $65.9 million, or 13%; sales of Botox(R) Purified Neurotoxin Complex increased by $50.5 million, or 40%; and Surgical sales increased by $29.3 million, or 15%, in 1999. Eye Care Pharmaceutical sales increased primarily as a result of growth in sales of Alphagan(R) ophthalmic solution. Sales growth in international markets were decreased by $35.4 million, or 15%, as a result of a decrease in the value of the Brazilian real compared to the dollar. Sales increased by 19% in the United States and 21% at constant currency rates in international markets in 1999 compared to 1998. Botox(R) sales increased as a result of strong growth in both the United States and international markets. Allergan believes its worldwide market share is over 85% for medical neurotoxins including Botox(R). In 2000, a competitor is expected to introduce a competing neurotoxin. While Allergan expects this new competition to cause the market for neurotoxins to expand, the rate of growth of Botox(R) sales may decrease in the future as a result of this new competition. Surgical sales increased primarily as a result of increased sales of silicone foldable intraocular lenses (IOLs) and strong sales in international markets of an acrylic lens introduced in 1998. Such increases were partially offset by a decrease in sales of PMMA IOLs.

     Net sales for 1998 were $1.262 billion, which was an increase of $123.7 million or 11% from 1997. Foreign currency fluctuations in 1998 decreased sales by $27.8 million or 2% as compared to average rates in effect in 1997. At constant currency rates, sales increased by $151.5 million or 13% over 1997.

     Net sales increased in 1998 primarily as a result of increases in sales in three product lines, partially offset by a decrease in sales of Contact Lens Care products. Eye Care Pharmaceutical sales increased by $96.8 million, or 24%; sales of Botox(R) Purified Neurotoxin Complex increased by $35.2 million, or 39%; and Surgical sales increased by $11.4 million, or 6%, in 1998. Eye Care Pharmaceutical sales in the United States increased by 41% while international sales increased by 9%. United States sales increased in 1998 primarily as a result of increases in sales of Alphagan(R), Ocuflox(R) and Acular(R) ophthalmic solutions. Sales of Alphagan(R) ophthalmic solution in the United States were $87.2 million in 1998 compared to $46.3 million in 1997. Botox(R) sales in both the U.S. and international markets increased as a result of broader therapeutic usage of Botox(R) and increased market penetration. Surgical sales increased by 11% in the United States in 1998, while sales in international markets increased by 2%. At constant currency rates, sales in international markets increased by 8% in 1998. Worldwide sales increased primarily as a result of increased sales of IOLs. IOL sales increased as the product mix has shifted from PMMA IOLs to foldable IOLs implanted using less invasive small incision surgery. Contact Lens Care sales decreased by 5% from 1997 to 1998. Domestic sales decreased by 13% in 1998 as a result of decreases in sales of ancillary contact lens care products. This decrease was the result of increasing use of disposable and frequent replacement contact lenses. International lens care product sales decreased by 3% in 1998 compared to 1997. Currency fluctuations had a negative impact on 1998 international sales growth. At constant currency rates, international sales increased by 1% from 1997 to 1998. Sales of Consept F(R) Cleaning and Disinfecting System increased international sales in 1998. This increase was offset by decreases in sales of peroxide based disinfection products as consumers increased their use of lower priced one bottle cold chemical disinfection systems.

     The following table sets forth, for periods indicated, net sales by geographic segment.

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1999        1998        1997
                                               --------    --------    --------
                                                         IN MILLIONS
United States................................  $  669.2    $  577.2    $  479.9
Europe.......................................     377.1       363.2       338.6
Asia Pacific.................................     211.3       168.2       170.1
Other........................................     141.7       147.0       142.6
                                               --------    --------    --------
Segments total...............................   1,399.3     1,255.6     1,131.2
Manufacturing operations.....................       6.9         6.1         6.8
                                               --------    --------    --------
          Total Product Net Sales............  $1,406.2    $1,261.7    $1,138.0
                                               ========    ========    ========

     Net sales increased in 1999 by $179.1 million on a constant currency basis, offset by a decrease in net sales of $34.6 million caused by changes in exchange rates. United States net sales increased $92.0 million. Net sales in Europe increased $28.9 million at constant currency rates, offset by a $15.0 million decrease resulting from a weakening of the euro vs. the dollar. Asia Pacific net sales increased $24.0 million at constant currency rates. Currency changes in 1999 added $19.1 million to sales growth in the Asia Pacific segment, primarily as a result of strengthening of the Japanese yen vs. the dollar. Net sales in the Other geographic segment increased by $33.4 million at constant currency rates, offset by a $38.7 million decrease resulting from changes in currency rates. The currency weakness in 1999 impacted primarily the Eye Care Pharmaceutical business, and resulted primarily from the devaluation of the Brazilian real in early 1999.

     Net sales increased in 1998 by $151.5 million on a constant currency basis, offset by a decrease in net sales of $27.8 million caused by changes in exchange rates. United States net sales increased $97.3 million. Net sales in Europe increased $34.0 million at constant currency rates, offset by a $9.4 million decrease resulting from a weakening of the European currencies vs. the dollar. Asia Pacific net sales increased $12.6 million at constant currency rates. Currency changes in 1998 reduced sales growth by $14.5 million in the Asia Pacific segment, primarily as a result of weakening of the Japanese yen vs. the dollar. Net sales in the Other geographic segment increased by $8.3 million at constant currency rates, offset by a $3.9 million decrease resulting from changes in currency rates.

  Income and Expenses

     The following table sets forth the relationship to sales of various income statement items:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                      1999     1998     1997
                                                      -----    -----    -----
Product net sales...................................  100.0%   100.0%   100.0%
Cost of sales.......................................   28.9     32.3     35.1
                                                      -----    -----    -----
Product gross margin................................   71.1     67.7     64.9
Research services margin............................    0.2      0.2      0.1
Other operating costs and expenses:
  Selling, general and administrative...............   41.8     41.6     40.3
  Technology fees from related party................   (0.4)    (0.9)      --
  Research & development............................   12.0      9.9     11.5
  Restructuring charges (credit)....................   (0.7)     5.9       --
  Asset write-offs (credit).........................   (0.1)     4.6       --
  Contribution to ASTI..............................     --     13.6       --
                                                      -----    -----    -----
Operating income (loss).............................   18.7     (6.9)    13.1
Gains on investments, net...........................    1.0      4.3      1.1
Contribution to Allergan Foundation.................   (0.5)    (0.9)      --
Other non-operating expense, net....................   (0.1)    (1.1)    (0.4)
                                                      -----    -----    -----
Earnings (loss) before income taxes and minority
  interest..........................................   19.1     (4.6)    13.8
                                                      =====    =====    =====
Net earnings (loss).................................   13.4%    (7.1)%   11.3%
                                                      =====    =====    =====

  Gross Margin

     The Company's gross margin percentage increased by 3.4 percentage points from 67.7% in 1998 to 71.1% in 1999 and by 2.8 percentage points from 64.9% in 1997 to 67.7% in 1998. The increases in gross margin percentage in both years were primarily the result of shifts in the product mix of sales. Higher margin eye care pharmaceutical and Botox(R) Purified Neurotoxin Complex sales represented a greater percentage of 1999 sales compared to 1998, and 1998 sales compared to 1997.

  Selling, General and Administrative

     Selling, general and administrative expenses as a percentage of net sales increased in 1999 to 41.8% from 41.6% in 1998 and 40.3% in 1997. The percentage increase in 1999 was the result of an increase in promotion, selling and marketing expenses partially offset by a decrease in general and administrative expenses. The percentage increase in 1998 was primarily the result of increased product marketing and selling costs. The increased costs were partially offset by $12.9 million from product development licensing agreements.

  Research and Development

     Research and development expenses increased by 34% in 1999 to $168.4 million compared to $125.4 million in 1998 and $131.2 million in 1997. Research and development spending does not include research and development spending performed under contracts with ASTI in 1999 and 1998 or ALRT in 1997. Research and development spending increased in 1999 as a result of the Company's expanded research efforts, particularly in Eye Care Pharmaceutical and Botox(R) research and development. Research and development costs in 1998 were decreased by $3.8 million as a result of recovery from ASTI of costs incurred and expensed in the fourth quarter of 1997, primarily relating to retinoid research, after the dissolution of ALRT. Research and development spending in 1997 includes $3.4 million in net cost to acquire a portion of the assets of ALRT at its dissolution, and $3.8 million in costs of research reimbursed by ASTI in 1998, which would have been reimbursed by ALRT had it not been dissolved. Research and development expenditures are allocated to each product line, with higher rates of investments allocated to Eye Care Pharmaceuticals, Botox(R) and Skin Care.

Special Charges

     Results for 1998 include three special charges disclosed on specific lines in the Consolidated Statements of Operations.

     The Company recorded a charge of $171.4 million in March 1998 relating to the dividend distribution of ASTI stock to the Company's stockholders. Such amount represents the excess of the $200 million contributed to ASTI by the Company over the aggregate market value of ASTI stock at the commencement of trading as an independent company.

     During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses during the first quarter of 1998, and a review of the G&A cost structure and manufacturing capabilities during the second and third quarters.

     The restructuring charge was recorded primarily in the third quarter as most restructuring activities were announced on September 14, 1998. Certain restructuring activities in the first and second quarters totaling $7.8 million were previously reported as operating expenses in prior quarters. Severance payments were made to 323 terminated employees in 1999 and 141 terminated employees in 1998 resulting in restructuring charge spending of $8.5 million and $3.6 million, respectively.

     In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction will not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 1999 resulting from the 1998 restructuring charge (in millions):

                                                      FACILITY       ABANDONMENT
                                     PAYMENTS          CLOSURE           OF
                                   TO EMPLOYEES          AND          COMPUTER
                                   INVOLUNTARILY    CONSOLIDATION     SOFTWARE      OTHER        TOTAL
                                    TERMINATED          COSTS           COSTS       COSTS    RESTRUCTURING
                                   -------------    -------------    -----------    -----    -------------
Net charge during 1998...........      $22.7           $ 28.9           $10.6       $12.6       $ 74.8
Assets written off during 1998...         --            (25.3)          (10.6)       (4.8)       (40.7)
Spending during 1998.............       (3.6)              --              --        (7.4)       (11.0)
                                       -----           ------           -----       -----       ------
Balances as of December 31,
  1998...........................       19.1              3.6              --         0.4         23.1
Adjustments during 1999..........         --             (0.3)             --         0.3           --
Net credit during 1999...........       (2.6)            (0.7)             --        (0.5)        (3.8)
Assets written off during 1999...         --             (0.3)             --          --         (0.3)
Spending during 1999.............       (8.5)            (0.4)             --          --         (8.9)
                                       -----           ------           -----       -----       ------
Balances as of December 31,
  1999...........................      $ 8.0           $  1.9           $  --       $ 0.2       $ 10.1
                                       =====           ======           =====       =====       ======

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 spending of other costs.

     In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Germany and Spain, assets related to Herald products and certain other assets. The Company determined that the value of the assets, other than office facilities, were impaired by comparing the carrying value of each asset with an undiscounted cash flow analysis for each asset. The value of each asset was written-down to the higher of its net realizable sales value less costs to sell or the value determined by a discounted cash flow analysis. The $58.5 million charge related to the following business segments: $18.0 million in the United States, $4.5 million in Europe, $18.5 million in Asia Pacific, $0.4 million in the Other geographic segment, and $17.1 million related to corporate, research and product related assets.

     In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

     Approximately $2.2 million of the restructuring accrual at December 31, 1999 relates to the Company's 1996 restructuring charge. In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation affecting 22 locations worldwide. The Company began restructuring activities in Europe in 1996 and completed them in 1999. Over the three year period, such activities restructured European operations from separate administrative services in various countries to a single shared service center organization for the region. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 1999 resulting from the 1996 restructuring charge (in millions):

                                                                  FACILITY
                                                 PAYMENTS          CLOSURE
                                               TO EMPLOYEES          AND
                                               INVOLUNTARILY    CONSOLIDATION    OTHER        TOTAL
                                                TERMINATED          COSTS        COSTS    RESTRUCTURING
                                               -------------    -------------    -----    -------------
Net charge during 1996.......................      $34.0           $ 29.6        $ 6.5       $ 70.1
Assets written off during 1996...............         --            (25.9)        (6.2)       (32.1)
Spending during 1996.........................       (9.9)            (0.7)        (0.2)       (10.8)
                                                   -----           ------        -----       ------
Balances as of December 31, 1996.............       24.1              3.0          0.1         27.2
Adjustments during 1997......................       (0.5)              --          0.5           --
Spending during 1997.........................       (7.6)            (3.0)        (0.6)       (11.2)
                                                   -----           ------        -----       ------
Balances as of December 31, 1997.............       16.0               --           --         16.0
Adjustments during 1998......................       (0.4)              --          0.4           --
Assets written off during 1998...............         --               --         (0.4)        (0.4)
Spending during 1998.........................       (5.0)              --           --         (5.0)
                                                   -----           ------        -----       ------
Balances as of December 31, 1998.............       10.6               --           --         10.6
Adjustments during 1999......................       (2.0)              --          2.0           --
Net credit during 1999.......................       (5.8)              --           --         (5.8)
Spending during 1999.........................       (2.6)              --           --         (2.6)
                                                   -----           ------        -----       ------
Balances as of December 31, 1999.............      $ 0.2           $   --        $ 2.0       $  2.2
                                                   =====           ======        =====       ======

  Operating Income

     Operating income was $263.5 million, or 18.7% of product net sales in 1999. Operating income was a loss of $87.1 million, or 6.9% of product net sales in 1998. The 1998 amount includes special charges for restructuring of $74.8 million and asset write-offs of $58.5 million. In addition, the 1998 amount includes the $171.4 million charge relating to the dividend distribution of ASTI stock to the Company's stockholders. Excluding the special charges in 1998, operating income was $217.6 million or 17.2% of product net sales. Operating income was $149.0 million or 13.1% of product net sales in 1997.

     Operating income and the operating income percentage, excluding special charges in 1998, increased by $45.9 million from $217.6 million or 17.2% of product net sales in 1998 to $263.5 million or 18.7% of product net sales in 1999. Such increases were the result of the $144.5 million or 11% increase in product net sales, combined with the 3.4 percentage point increase in gross margin percentage from 1998 to 1999. Such increases were partially offset by the increase in selling, general and administrative expenses of $67.8 million or 0.7% of product net sales in 1999 compared to 1998, and by the increase in research and development expenses of $43.0 million or 2.1% of product net sales in 1999 compared to 1998.

     Operating income and the operating income percentage, excluding special charges in 1998, increased by $68.6 million from $149.0 million or 13.1% of product net sales in 1997 to $217.6 million or 17.2% of product net sales in 1998. Such increases were the result of the $123.7 million or 11% increase in product net sales, combined with the 2.8 percentage point increase in gross margin percentage from 1997 to 1998. Such increases were partially offset by the increase in selling, general and administrative expenses of $54.9 million or 0.4% of product net sales in 1998 compared to 1997.

     The following table presents operating income by geographic operating segment:

                                                           OPERATING INCOME (LOSS)
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
                                                                (IN MILLIONS)
United States.........................................  $ 264.3    $ 301.8    $ 244.7
Europe................................................    113.4       34.1       52.5
Asia Pacific..........................................     24.1       10.6       20.7
Other.................................................     29.2       17.8       22.2
                                                        -------    -------    -------
Segments total........................................    431.0      364.3      340.1
Manufacturing operations..............................    124.8       46.6       17.6
Research and development..............................   (168.4)    (125.4)    (131.2)
Research services margin..............................      3.0        2.3        0.6
Restructuring (charge) credit.........................      9.6      (74.8)        --
Asset (write-offs) credit.............................      1.4      (58.5)        --
Elimination of inter-company profit...................   (180.5)        --         --
Contribution to ASTI..................................       --     (171.4)        --
General corporate.....................................     42.6      (70.2)     (78.1)
                                                        -------    -------    -------
Operating income (loss)...............................  $ 263.5    $ (87.1)   $ 149.0
                                                        =======    =======    =======

     The Company operates in Regions or geographic operating segments. United States information is presented separately as it is the Company's headquarters country, and U.S. sales represented 48.1%, 46.2% and 42.8% of total product net sales in 1999, 1998 and 1997, respectively. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are general corporate costs. In 1998 and 1997, corporate costs include significant administrative costs applicable to United States operations that are not charged to the U.S. region. Special charges in 1998 for restructuring and asset write-offs, the reduction of such costs in 1999, and the contribution to ASTI in 1998 are also considered corporate costs.

     Operating income attributable to each operating segment is based upon the management assignment of costs to such regions. Beginning in October 1996, the Company has been converting its various local accounting systems to a single worldwide system. By early 1999, the Company had converted a majority of its businesses to the new system. The new worldwide accounting system allows the Company to determine operating income for each operating segment using a cost of sales amount which includes the manufacturing standard cost of goods produced by the Company's manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. As this basis for assignment of costs is a significantly more effective method for measuring segment performance, the Company adopted this cost assignment method in 1999. In addition, in 1999, operating income for all operating segments and manufacturing operations also included a charge for corporate services and asset utilization. Such change permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment. In 1998 and 1997, cost of sales in most segments outside the United States includes the cost of goods produced by the Company's manufacturing operations at the transfer price charged to the distribution operation by the manufacturing location. It is impracticable to restate operating income amounts for 1998 and 1997 using the 1999 methodology.

     Operating income by geographic segment in 1999 differs from 1998 results primarily as a result of the changes in methods of measurement of results in 1999 discussed above. As it is impracticable to restate operating income amounts for 1998 and 1997 using the 1999 methodology, the Company is unable to provide an analysis of the changes in operating income from 1998 to 1999 as such amounts were determined under two different methods of measurement.

     Operating income in the United States increased by $57.1 million, or 23%, from $244.7 million in 1997 to $301.8 million in 1998. Such increase was primarily the result of the 20% increase in United States net sales in 1998. Operating income in the Europe segment decreased by $18.4 million, or 35%, in 1998 compared to 1997. Such decrease was primarily the result of a decrease in gross margin based on changes in intercompany transfer prices and an increase in marketing and selling expenses. Operating income in the Asia Pacific segment decreased by $10.1 million, or 49%, in 1998 compared to 1997. Such decrease was primarily the result of a decrease in gross margin based on changes in intercompany transfer prices from 1997 to 1998. Operating income in the Other geographic segment decreased by $4.4 million, or 20%, in 1998 compared to 1997 primarily as a result of an increase in marketing and selling expenses. Operating income from Manufacturing Operations increased by $29.0 million, or 165%, in 1998 compared to 1997, primarily as a result of an increase in gross margins from intercompany sales to other geographic segments at intercompany transfer prices.

  Net Earnings

     Net earnings were $188.2 million in 1999 compared to a net loss of $90.2 million in 1998. The 1998 results include the charge related to the dividend of ASTI stock of $171.4 million, the restructuring charge of $50.9 million net of income taxes, and asset write-offs of $41.1 million net of income taxes. Excluding the charge related to the dividend of ASTI stock and the after tax effect of special charges, net earnings were $173.2 million in 1998. The increase in 1999 of $15.0 million from the adjusted net earnings amount of $173.2 million in 1998 to $188.2 million in net earnings in 1999 was the result of the increase in operating income offset by a decrease in gain on investments.

     The Company recorded a net loss of $90.2 million in 1998 compared to net earnings of $128.3 million in 1997. The 1998 results include the charge related to the dividend of ASTI stock of $171.4 million, the restructuring charge of $50.9 million net of income taxes, and asset write-offs of $41.1 million net of income taxes. Excluding the charge related to the dividend of ASTI stock and the after tax effect of the restructuring charge and asset write-offs, net earnings were $173.2 million compared to $128.3 million in 1997. The $44.9 million increase in net earnings in 1998, excluding the effect of the items noted, is the result of the $68.6 million increase in operating income excluding such items, and an increase in non-operating income of $21.3 million, offset by an increase in income taxes of $45.1 million. The increase in non-operating income includes gains on sales of investments in Ocular Sciences, Inc. (OSI) of $51.8 million in 1998 compared to gains of $12.4 million in 1997, and a gain on sale of Ligand stock of $6.1 million. Such increases were offset by a charge of $11.0 million for the contribution of OSI stock to The Allergan Foundation, and a charge of $3.8 million to recognize the permanent impairment in value of certain other investments. Interest expense increased by $7.5 million in 1998 primarily as a result of an increase in debt resulting from the $200 million contribution to ASTI. Income taxes increased in 1998 as a result of the increase in income before income taxes excluding the effects of the special charges discussed above. In addition, income taxes in 1997 were reduced by a $16.5 million tax benefit resulting from the termination of ALRT.

LIQUIDITY AND CAPITAL RESOURCES

     Management assesses the Company's liquidity by its ability to generate cash to fund its operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; the extent of the Company's stock repurchase program; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms.

     Historically, the Company has generated cash from operations in excess of working capital requirements. The net cash provided by operating activities was $254.3 in 1999, compared to $52.7 million in 1998 and $209.8 million in 1997. Operating cash flow in 1998 was reduced by the contribution to ASTI of $171.4 million. Excluding such contribution, operating cash flow was $224.1 million. Operating cash flow increased in 1999 compared to 1998 primarily as a result of the increase in net earnings from 1998 to 1999, excluding the effect of the contribution to ASTI in 1998. Operating cash flow in 1998 was also reduced by an increase in accounts receivable balances, and increased by a decrease in inventory and an increase in accrued liabilities.

     Net cash used in investing activities was $53.0 million in 1999 including $63.3 million in expenditures for plant and equipment more fully described under "Capital Expenditures" below, and $21.0 million to acquire software. Such expenditures in 1999 were offset by $33.8 million in proceeds from sale of investments. Net cash used in investing activities was $11.8 million in 1998 including $50.6 million in expenditures for plant and equipment, and $24.9 million to acquire software. Such expenditures in 1998 were offset by $57.0 million in proceeds from sale of investments. Net cash used in investing activities was $83.9 million in 1997 including $64.4 million in expenditures for property, plant and equipment, and $17.4 million to acquire software. Expenditures in 1997 were partially offset by proceeds from sales of investments and other assets.

     Net cash used in financing activities was $213.4 million in 1999, composed primarily of $37.0 million for payment of dividends, $225.3 million for purchases of treasury stock, and $2.7 million in repayments of long-term debt. Cash was provided by $22.8 million in long-term debt borrowings and $28.8 million from sale of stock to employees. Net cash used in financing activities was $35.9 million in 1998, composed primarily of $33.8 million for payment of dividends, $32.9 million for purchases of treasury stock, $37.0 million in net repayments of debt including notes payable, commercial paper, and long-term debt, and $28.6 million representing the portion of the $200 million contribution to ASTI not charged to operations in 1998. Cash was provided by $60.4 million in long-term debt borrowings and $36.0 million from sale of stock to employees. Net cash used in financing activities was $54.5 million in 1997, composed primarily of $33.4 million for payment of dividends, $34.0 million for purchases of treasury stock and $37.6 million in net repayments of debt including notes payable and long-term debt. Cash was provided by $31.9 million in net borrowings under commercial paper obligations and long-term debt, and $18.6 million in proceeds from sales of stock to employees.

     As of December 31, 1999, the Company had long-term credit facilities and a medium term note program. The credit facilities allow for borrowings of up to $36.2 million through 2000, $65.6 million through 2001, $14.7 million through 2002, and $277.5 million through 2003. The note program allows the Company to issue up to an additional $60 million in notes on a non-revolving basis. Borrowings under the credit facilities are subject to certain financial and operating covenants, including a requirement that the Company maintain certain financial ratios and other customary covenants for credit facilities of similar kind. As of December 31, 1999, the Company had $123.5 million in borrowings under certain of the credit facilities, $89.0 million under the note program, and commercial paper borrowings of $47.1 million. As of December 31, 1999, the Company classified $48.5 million of its commercial paper borrowings and other debt as long-term debt based upon the Company's ability to refinance such debt on a long-term basis under terms of the credit facilities described above.

     A substantial portion of the Company's existing cash and equivalents are held by non-U.S. subsidiaries. These funds are planned to be utilized in the Company's operations outside the United States. The Company has approximately $451.5 million in unremitted earnings outside the United States for which withholding and U.S. taxes have not been provided. Tax costs could be incurred if these funds were remitted to the United States.

     The Company believes that the net cash provided by operating activities, supplemented as necessary with borrowings available under the Company's existing credit facilities, will provide it with sufficient resources to meet working capital requirements, debt service and other cash needs over the next year. The Company believes it will spend approximately $12.3 million on accrued restructuring costs during 2000 and 2001.

     The Company has the right to acquire all of the outstanding Class A Common Stock of ASTI at any time from ASTI's inception until the 90th day after which the Company has received notice that the amount of cash and marketable securities held by ASTI is less than $15 million. ASTI announced in January 2000 that it expects to have expended all available funds by the middle of calendar year 2001. Assuming that ASTI's forecast is reasonably accurate and Allergan chooses to exercise its right to purchase the shares of ASTI, the purchase price would be the greater of (i) $60 million, (ii) the fair market value of 1,000,000 shares of Allergan Common Stock on the date Allergan exercises its option to purchase ASTI, or (iii) $250 million less the amount of fees previously paid to Allergan by ASTI and research and development costs paid or incurred by ASTI.

  Capital Expenditures

     Expenditures for property, plant and equipment totaled $63.3 million for 1999, $50.6 million for 1998 and $64.4 million for 1997. Expenditures in 1999 include expansion of manufacturing facilities and a variety of other projects designed to improve productivity. The Company expects to invest $65.0 million to $75.0 million in property, plant and equipment in 2000.

  Inflation

     Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. The competitive and regulatory environments in many markets substantially limit the Company's ability to fully recover these higher costs through increased selling prices. The Company continually seeks to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

  Foreign Currency Fluctuations

     Approximately 52% of the Company's revenues in 1999 were derived from operations outside the U.S., and a portion of the Company's international cost structure is denominated in currencies other than the U.S. dollar. As a result, the Company is subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates. The Company routinely monitors its transaction exposure to currency rates and implements certain hedging strategies to limit such exposure, as appropriate. The impact of foreign currency fluctuations on the Company's sales was as follows: a $34.6 million decrease in 1999, a $27.8 million decrease in 1998 and a $46.0 million decrease in 1997. The 1999 sales decrease included decreases of $37.4 million related to the Brazilian Real and $15.0 million related to European currencies, offset by an $18.6 million increase related to the Japanese Yen. The 1998 sales decrease included decreases of $8.4 million related to European currencies and $8.5 million related to the Japanese Yen. The 1997 sales decrease included decreases of $31.3 million related to European currencies and $9.7 million related to the Japanese Yen. See Note 1 to the Consolidated Financial Statements relative to the Company's accounting policy on foreign currency translation.

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in currency exchange rates and interest rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 11 to the Consolidated Financial Statements for activities relating to foreign currency and interest rate risk management.

QUANTITATIVE AND QUALITATIVE MARKET RISK FACTORS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     To ensure the adequacy and effectiveness of the Company's interest rate and foreign exchange hedge positions, the Company continually monitors its interest rate swap positions and foreign exchange forward and option positions both on a stand-alone basis and in conjunction with its underlying interest rate and foreign currency exposures, respectively, from an accounting and economic perspective. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company's consolidated operating results and financial position.

  Interest Rate Risk

     The Company's interest income and expense is more sensitive to fluctuations in the general level of U.S. and Japan interest rates than to changes in rates in other markets. Changes in U.S. and Japan interest rates affect the interest earned on the Company's cash and equivalents, interest expense on the Company's debt as well as costs associated with foreign currency hedges.

     The Company's exposure to market risk for changes in interest rates result from the Company's long-term debt obligations and related derivative financial instruments. The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than those available to the Company if fixed-rate borrowings were made directly.

     The Company's interest rate swaps qualify as accounting hedges and generally require the Company to pay a fixed interest rate and receive a floating rate of interest without exchanges of the underlying notional amounts. As a result, these swaps effectively convert the Company's floating-rate debt to fixed-rates and generally qualify for hedge accounting treatment.

     The table below presents information about certain of the Company's investment portfolio and its debt obligations for the years ended December 31, 1999 and 1998:

                                                                    DECEMBER 31, 1999
                                   ------------------------------------------------------------------------------------
                                                           MATURING IN
                                   ------------------------------------------------------------             FAIR MARKET
                                    2000       2001       2002      2003     2004    THEREAFTER    TOTAL       VALUE
                                   -------    -------    ------    ------    -----   ----------   -------   -----------
                                                           (IN MILLIONS, EXCEPT INTEREST RATES)
ASSETS
Cash equivalents:
Repurchase Agreements............  $  55.8         --        --        --       --     --         $  55.8     $ 55.8
Weighted Average Interest Rate...      5.86%       --        --        --       --     --             5.86%
Foreign Time Deposits............     36.7         --        --        --       --     --            36.7       36.7
Weighted Average Interest Rate...      7.61%       --        --        --       --     --             7.61%
Commercial Paper.................      8.4         --        --        --       --     --             8.4        8.4
Weighted Average Interest Rate...      5.10%       --        --        --       --     --             5.10%
Corporate Bonds..................      2.0         --        --        --       --     --             2.0        2.0
Weighted Average Interest Rate...      6.75%       --        --        --       --     --             6.75%
Total cash equivalents...........  $ 102.9         --        --        --       --     --         $ 102.9     $102.9
Weighted Average Interest Rate...      6.44%       --        --        --       --     --             6.44%

LIABILITIES
Debt Obligations:
Fixed Rate ($US).................  $  25.0    $  14.0    $ 20.0    $ 30.0       --     --         $  89.0     $ 88.8
Weighted Average Interest Rate...      6.01%      6.83%     6.92%     6.22%     --     --             6.41%
Fixed Rate (JPY).................       --         --        --      24.5       --     --            24.5       24.5
Weighted Average Interest Rate...       --         --        --       3.55%     --     --             3.55%
Other Fixed Rate (non-US$).......       --        1.7       1.0       0.3       --     --             3.0        3.0
Weighted Average Interest Rate...       --       13.50%    13.50%    13.50%     --     --            13.50%
Variable Rate ($US)..............      2.6       50.9       3.0       1.9       --     --            58.4       58.4
Weighted Average Interest Rate...      5.29%      6.58%     5.29%     5.29%     --     --             6.42%
Variable Rate (JPY)..............     43.1       44.1      14.7        --       --     --           101.9      101.9
Weighted Average Interest Rate...      1.05%      0.85%     1.02%      --       --     --             0.96%
Other Variable Rate (non-US$)....     14.6        0.7       0.7       0.7      0.6     --            17.3       17.3
Weighted Average Interest Rate...      7.50%      5.10%     5.10%     5.10%    5.10%                  7.12%
Total Debt Obligations...........  $  85.3    $ 111.4    $ 39.4    $ 57.4    $ 0.6                $ 294.1     $293.9
Weighted Average Interest Rate...      3.74%      4.45%     4.73%     5.07%    5.10%                  4.40%

INTEREST RATE DERIVATIVES
Interest Rate Swaps:
Variable to fixed ($US)..........  $  10.0         --        --        --       --     --         $  10.0       --
Average Pay Rate.................      7.00%       --        --        --       --     --             7.00%
Average Receive Rate.............      6.19%       --        --        --       --     --             6.19%
Variable to fixed (JPY)..........       --    $  44.1        --        --       --     --         $  44.1     $ (0.4)
Average Pay Rate.................       --        0.86%      --        --       --     --             0.86%
Average Receive Rate.............       --        0.29%      --        --       --     --             0.29%

                                                                    DECEMBER 31, 1998
                                   ------------------------------------------------------------------------------------
                                                           MATURING IN
                                   ------------------------------------------------------------             FAIR MARKET
                                    1999       2000      2001      2002      2003    THEREAFTER    TOTAL       VALUE
                                   -------    ------    ------    ------    ------   ----------   -------   -----------
                                                           (IN MILLIONS, EXCEPT INTEREST RATES)
ASSETS
Cash equivalents:
Repurchase Agreements............  $ 120.0        --        --        --        --     --         $ 120.0     $120.0
Weighted Average Interest Rate...      5.43%      --        --        --        --     --             5.43%
Foreign Time Deposits............     31.7        --        --        --        --     --            31.7       31.7
Weighted Average Interest Rate...     11.55%      --        --        --        --     --            11.55%
Total cash equivalents...........  $ 151.7        --        --        --        --     --         $ 151.7     $151.7
Weighted Average Interest Rate...      6.71%      --        --        --        --     --             6.71%

LIABILITIES
Debt Obligations:
Fixed Rate ($US).................       --    $ 25.0    $ 14.0    $ 20.0    $ 30.0     --         $  89.0     $ 90.9
Weighted Average Interest Rate...       --       6.01%     6.83%     6.92%     6.22%   --             6.41%
Fixed Rate (JPY).................       --        --        --        --      20.3     --            20.3       20.3
Weighted Average Interest Rate...       --        --        --        --       3.55%   --             3.55%
Variable Rate ($US)..............     32.4      12.7       3.1       3.0       2.1     --            53.3       53.3
Weighted Average Interest Rate...      6.76%     6.38%     4.59%     4.44%     4.44%   --             6.32%
Variable Rate (JPY)..............      5.8      30.1      36.5        --        --     --            72.4       72.4
Weighted Average Interest Rate...      0.88%     0.63%     1.28%      --        --     --             0.98%
Other Variable Rate (non-US$)....     10.3       0.9       0.9       0.9       0.9      0.7          14.6       14.6
Weighted Average Interest Rate...      8.43%     5.10%     5.10%     5.10%     5.10%    5.10%         7.50%
Total Debt Obligations...........  $  48.5    $ 68.7    $ 54.5    $ 23.9    $ 53.3     $0.7       $ 249.6     $251.5
Weighted Average Interest Rate...      6.42%     3.71%     2.95%     6.54%     5.11%    5.10%         4.65%

INTEREST RATE DERIVATIVES
Interest Rate Swaps:
Variable to fixed ($US)..........  $  30.0    $ 10.0        --        --        --     --         $  40.0     $ (0.4)
Average Pay Rate.................      6.22%     7.00%      --        --        --     --             6.42%
Average Receive Rate.............      4.98%     5.22%      --        --        --     --             5.04%

  Foreign Currency Risk

     Overall, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company's consolidated sales and gross margins as expressed in U.S. dollars.

     From time to time, the Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures.

     All of the Company's outstanding foreign exchange forward contracts are entered into to protect the value of intercompany borrowings denominated in currencies other than the lender's functional currency. These forward contracts qualify for hedge accounting treatment. As such, gains and losses recognized upon settlement of the forward contracts offset losses and gains, respectively, on the underlying intercompany receivables being hedged.

     Probable but not firmly committed transactions comprise sales of the Company's products and purchases of raw material in currencies other than the U.S. Dollar. A majority of these sales are made through the Company's subsidiaries in Europe, Asia (particularly Japan), Canada and Australia. The Company purchases foreign exchange forward and option contracts to hedge the currency exchange risks associated with these probable but not firmly committed transactions. During 1999 and 1998, the Company also sold foreign exchange option contracts, in order to partially finance the purchase of foreign exchange option contracts. At December 31, 1999, all sold foreign exchange option contracts used to partially finance the purchase option contracts had expired. The duration of foreign exchange hedging instruments, whether for firmly committed transactions, for probable but not firmly committed transactions, or to partially finance the foreign currency risk management program, currently does not exceed one year.

     All of the Company's purchased options are entered into to protect the value of anticipated, but not firmly committed transactions in Japan and Europe. The premium cost of purchased foreign exchange option contracts are recorded in other current assets and amortized over the life of the option.

     The following table provides information about the Company's foreign currency derivative financial instruments outstanding as of December 31. The information is provided in U.S. dollar amounts, as presented in the Company's consolidated financial statements.

                                              1999                               1998
                                 -------------------------------    -------------------------------
                                  NOTIONAL      AVERAGE CONTRACT     NOTIONAL      AVERAGE CONTRACT
                                   AMOUNT        RATE OR STRIKE       AMOUNT        RATE OR STRIKE
                                 IN MILLIONS         AMOUNT         IN MILLIONS         AMOUNT
                                 -----------    ----------------    -----------    ----------------
Foreign currency forward
  contracts:
(Receive $US/Pay Foreign
  Currency)
  Spanish Pesetas..............     $ 9.7             164.05           $ 8.7             141.05
  Australian Dollars...........       8.7               0.64             7.7               0.65
  German Marks.................       4.1               1.93              --                 --
  Italian Lira.................       4.9           1,907.40             2.4           1,640.40
  Singapore Dollars............        --                 --             5.7               1.62
  French Francs................       2.4               6.46             5.0               5.57
  Miscellaneous other
     currencies................       5.1                n/a             2.8                n/a
                                    -----                              -----
          Total currency
            forward
            contracts..........     $34.9                              $32.3
Estimated fair value...........     $(0.2)                             $ 0.5

                                              1999                               1998
                                 -------------------------------    -------------------------------
                                  NOTIONAL      AVERAGE CONTRACT     NOTIONAL      AVERAGE CONTRACT
                                   AMOUNT        RATE OR STRIKE       AMOUNT        RATE OR STRIKE
                                 IN MILLIONS         AMOUNT         IN MILLIONS         AMOUNT
                                 -----------    ----------------    -----------    ----------------
Foreign currency purchased put
  options:
  Japanese Yen.................     $38.6            100.98            $43.6            130.84
Estimated fair value...........     $ 1.2                              $ 0.6
Foreign currency sold call
  options:
  Japanese Yen.................     $  --                --            $44.7            127.65
Estimated fair value...........     $  --                --            $(7.4)

YEAR 2000

     The Company has experienced no material disruption in the operation of its business as a result of the transition from 1999 to 2000. In 1994, the Company chose to install SAP R/3 systems in order to establish software systems necessary to meet business needs. Costs to install SAP would have been incurred had there been no year 2000 issue. The Company estimates that it spent less than $1 million in non-SAP out of pocket expenses through December 31, 1999 to address the year 2000 issue. The Company continues to monitor the year 2000 issue. It is possible that year 2000 problems (or leap year issues) may become evident as the year progresses. Such issues could have a material adverse impact on the Company's results of operations, financial condition and cash flows if the Company is unable to conduct its business in the ordinary course.

FORWARD LOOKING STATEMENTS

  Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995

     Certain disclosures made by the Company in this report and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments which express the Company's opinions about trends and factors which may impact future operating results. Disclosures that use words such as the Company "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in context with the Company's disclosures about its businesses made in the Company's press releases and in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                  IN MILLIONS,
                                                               EXCEPT SHARE DATA
Current assets
  Cash and equivalents......................................  $  162.9    $  181.6
  Trade receivables, net....................................     253.2       226.1
  Inventories...............................................     130.7       123.3
  Other current assets......................................     150.7       130.2
                                                              --------    --------
          Total current assets..............................     697.5       661.2
Investments and other assets................................     160.8       179.2
Property, plant and equipment, net..........................     330.3       324.9
Goodwill and intangibles, net...............................     150.5       169.1
                                                              --------    --------
          Total assets......................................  $1,339.1    $1,334.4
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable.............................................  $   85.3    $   48.5
  Accounts payable..........................................      80.5        67.0
  Accrued compensation......................................      52.3        64.8
  Other accrued expenses....................................     118.4       148.8
  Income taxes..............................................      83.4        39.4
                                                              --------    --------
          Total current liabilities.........................     419.9       368.5
Long-term debt..............................................     208.8       201.1
Other liabilities...........................................      75.8        68.8
Commitments and contingencies
Minority interest...........................................       0.1          --
Stockholders' equity
  Preferred stock, $.01 par value; authorized 5,000,000
     shares; none issued....................................        --          --
  Common Stock, $.01 par value; authorized 150,000,000
     shares; issued 134,255,000 and 67,133,000 shares.......       1.3         0.7
  Additional paid-in capital................................     245.5       223.0
  Accumulated other comprehensive loss......................     (49.3)       (4.3)
  Retained earnings.........................................     651.1       516.3
                                                              --------    --------
                                                                 848.6       735.7
  Less treasury stock, at cost (4,436,000 and 1,016,000
     shares)................................................    (214.1)      (39.7)
                                                              --------    --------
          Total stockholders' equity........................     634.5       696.0
                                                              --------    --------
          Total liabilities and stockholders' equity........  $1,339.1    $1,334.4
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1999         1998         1997
                                                              ---------    ---------    ---------
                                                              IN MILLIONS, EXCEPT PER SHARE DATA
Product sales
Net sales...................................................  $1,406.2     $1,261.7     $1,138.0
Cost of sales...............................................     406.4        407.0        399.3
                                                              --------     --------     --------
  Product gross margin......................................     999.8        854.7        738.7
                                                              --------     --------     --------
Research services
Research service revenues, primarily from related parties...      46.2         34.4         11.0
Cost of research services...................................      43.3         32.1         10.4
                                                              --------     --------     --------
  Research services margin..................................       2.9          2.3          0.6
                                                              --------     --------     --------
Selling, general and administrative.........................     587.9        525.2        459.1
Technology fees from related party..........................      (6.1)       (11.2)          --
Research & development......................................     168.4        125.4        131.2
Restructuring charges (credit)..............................      (9.6)        74.8           --
Asset write-offs (credit)...................................      (1.4)        58.5           --
Contribution to ASTI........................................        --        171.4           --
                                                              --------     --------     --------
Operating income (loss).....................................     263.5        (87.1)       149.0
Interest income.............................................      14.3         11.7          8.9
Interest expense............................................     (15.1)       (16.4)        (8.9)
Gain on investments, net....................................      14.0         54.1         12.4
Contribution to Allergan Foundation.........................      (6.9)       (11.0)          --
Other, net..................................................      (0.8)        (9.0)        (4.3)
                                                              --------     --------     --------
Earnings (loss) before income taxes and minority interest...     269.0        (57.7)       157.1
Provision for income taxes..................................      80.7         32.8         29.0
Minority interest...........................................       0.1         (0.3)        (0.2)
                                                              --------     --------     --------
Net earnings (loss).........................................  $  188.2     $  (90.2)    $  128.3
                                                              ========     ========     ========
Basic earnings (loss) per common share......................  $   1.42     $  (0.69)    $   0.98
                                                              ========     ========     ========
Diluted earnings (loss) per common share....................  $   1.39     $  (0.69)    $   0.97
                                                              ========     ========     ========

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED
                                    COMMON STOCK      ADDITIONAL   UNEARNED       OTHER                   TREASURY STOCK
                                 ------------------    PAID-IN     COMPEN-    COMPREHENSIVE   RETAINED   ----------------
                                 SHARES   PAR VALUE    CAPITAL      SATION    INCOME (LOSS)   EARNINGS   SHARES   AMOUNT     TOTAL
                                 ------   ---------   ----------   --------   -------------   --------   ------   -------   -------
                                                                            IN MILLIONS
Balance December 31, 1996......   67.2      $0.7        $227.7      $(22.1)      $  7.1        $574.8     (1.7)   $ (38.4)  $ 749.8
Comprehensive income
  Net earnings.................                                                                 128.3                         128.3
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................
  Unrealized gains on
    investments................
  Other comprehensive income...                                                     4.6                                         4.6
        Comprehensive income...
Dividends ($0.52 per share)....                                                                 (33.8)                        (33.8)
Stock options exercised........                            1.0                                    0.1      0.8       18.3      19.4
Activity under other stock
  plans........................                           (1.0)       (1.3)                       1.5      0.2        4.2       3.4
Adjustment in reporting of
  subsidiaries.................                                                                  (0.1)                         (0.1)
Purchases of treasury stock....                                                                           (1.2)     (34.0)    (34.0)
Expense of compensation
  plans........................                                        3.8                                                      3.8
                                 -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 1997......   67.2       0.7         227.7       (19.6)        11.7         670.8     (1.9)     (49.9)    841.4
Comprehensive loss
  Net loss.....................                                                                 (90.2)                        (90.2)
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................
  Unrealized losses on
    investments................
  Other comprehensive loss.....                                                   (16.0)                                      (16.0)
        Comprehensive loss.....
Dividends ($0.52 per share)....                                                                 (34.1)                        (34.1)
Dividend of ASTI stock.........                                                                 (28.6)                        (28.6)
Stock options exercised........                           12.7                                   (2.9)     1.5       39.2      49.0
Activity under other stock
  plans........................   (0.1)                   (1.1)       (1.1)                       2.2      0.2        3.9       3.9
Adjustment in reporting of
  subsidiaries.................                                                                  (0.9)                         (0.9)
Purchases of treasury stock....                                                                           (0.8)     (32.9)    (32.9)
Expense of compensation
  plans........................                                        4.4                                                      4.4
                                 -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 1998......   67.1       0.7         239.3       (16.3)        (4.3)        516.3     (1.0)     (39.7)    696.0
                                 -----      ----        ------      ------       ------        ------     ----    -------   -------
Comprehensive income
  Net earnings.................                                                                 188.2                         188.2
  Other comprehensive loss, net
    of tax.....................
  Foreign currency translation
    adjustments................
  Unrealized loss on
    investments................
  Other comprehensive loss.....                                                   (45.0)                                      (45.0)
        Comprehensive income...
Two for one stock split
  effected as a dividend (Note
  2)...........................   67.2       0.6                                                 (0.6)    (1.0)
Dividends ($0.28 per share)....                                                                 (37.0)                        (37.0)
Stock options exercised........                           22.2                                  (17.8)     1.0       46.6      51.0
Activity under other stock
  plans........................                           (0.1)       (5.4)                       4.5      1.3        4.3       3.3
Adjustment in reporting of
  subsidiaries.................                                                                  (2.5)                         (2.5)
Purchase of treasury stock.....                                                                           (4.7)    (225.3)   (225.3)
Expense of compensation
  plans........................                                        5.8                                                      5.8
                                 -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 1999......  134.3      $1.3        $261.4      $(15.9)      $(49.3)       $651.1     (4.4)   $(214.1)  $ 634.5
                                 =====      ====        ======      ======       ======        ======     ====    =======   =======


                                 COMPREHENSIVE
                                 INCOME (LOSS)
                                 -------------
                                  IN MILLIONS
Balance December 31, 1996......
Comprehensive income
  Net earnings.................       128.3
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................        (9.0)
  Unrealized gains on
    investments................        13.6
                                    -------
  Other comprehensive income...         4.6
                                    -------
        Comprehensive income...     $ 132.9
                                    =======
Dividends ($0.52 per share)....
Stock options exercised........
Activity under other stock
  plans........................
Adjustment in reporting of
  subsidiaries.................
Purchases of treasury stock....
Expense of compensation
  plans........................
Balance December 31, 1997......
Comprehensive loss
  Net loss.....................       (90.2)
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................        (2.1)
  Unrealized losses on
    investments................       (13.9)
                                    -------
  Other comprehensive loss.....       (16.0)
                                    -------
        Comprehensive loss.....     $(106.2)
                                    =======
Dividends ($0.52 per share)....
Dividend of ASTI stock.........
Stock options exercised........
Activity under other stock
  plans........................
Adjustment in reporting of
  subsidiaries.................
Purchases of treasury stock....
Expense of compensation
  plans........................
Balance December 31, 1998......
Comprehensive income
  Net earnings.................       188.2
  Other comprehensive loss, net
    of tax.....................
  Foreign currency translation
    adjustments................       (42.1)
  Unrealized loss on
    investments................        (2.9)
                                    -------
  Other comprehensive loss.....       (45.0)
                                    -------
        Comprehensive income...     $ 143.2
                                    =======
Two for one stock split
  effected as a dividend (Note
  2)...........................
Dividends ($0.28 per share)....
Stock options exercised........
Activity under other stock
  plans........................
Adjustment in reporting of
  subsidiaries.................
Purchase of treasury stock.....
Expense of compensation
  plans........................
Balance December 31, 1999......

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999       1998      1997
                                                              -------    ------    ------
                                                                      IN MILLIONS
Cash flows provided by operating activities
Net earnings (loss).........................................  $ 188.2    $(90.2)   $128.3
Non-cash items included in net earnings (loss)
  Depreciation and amortization.............................     73.8      76.5      68.8
  Amortization of prepaid royalties.........................      8.6      10.3      11.0
  Deferred income taxes.....................................     (7.1)    (40.4)     (7.1)
  Gain on sale of investments, net..........................    (14.0)    (54.1)    (12.4)
  Contribution to Allergan Foundation.......................      6.9      11.0        --
  Loss (gain) on sale of assets.............................     (0.2)      4.3       2.2
  Expense of compensation plans.............................     10.0       8.1       7.2
  Minority interest.........................................      0.1      (0.3)     (0.2)
  Restructuring charge (credit).............................     (9.6)     74.8        --
  Asset write-offs (credit).................................     (1.4)     58.5        --
  Adjustment in reporting of foreign subsidiaries...........     (2.5)     (0.9)     (0.1)
Changes in assets and liabilities
  Trade receivables.........................................    (31.8)    (40.1)     44.4
  Inventories...............................................     (6.9)     18.8     (18.7)
  Accounts payable..........................................     11.2     (15.8)      9.0
  Income taxes..............................................     66.3       9.7     (12.8)
  Accrued liabilities.......................................    (27.9)     37.3      (3.6)
  Other.....................................................     (9.4)    (14.8)     (6.2)
                                                              -------    ------    ------
      Net cash provided by operating activities.............    254.3      52.7     209.8
                                                              -------    ------    ------
Cash flows from investing activities
Additions to property, plant and equipment..................    (63.3)    (50.6)    (64.4)
Proceeds from sale of property, plant and equipment.........     13.7       8.8      10.4
Proceeds from sale of investments...........................     33.8      57.0      12.4
Other, net..................................................    (37.2)    (27.0)    (42.3)
                                                              -------    ------    ------
      Net cash used in investing activities.................    (53.0)    (11.8)    (83.9)
                                                              -------    ------    ------
Cash flows from financing activities
Dividends to stockholders...................................    (37.0)    (33.8)    (33.4)
ASTI dividend...............................................       --     (28.6)       --
Increase (decrease) in notes payable........................      0.6     (32.9)    (35.0)
Sale of stock to employees..................................     28.8      36.0      18.6
Net borrowings (repayments) under commercial paper
  obligations...............................................      4.5      (1.1)     25.6
Long-term debt borrowings...................................     17.7      60.4       6.3
Repayments of long-term debt................................     (2.7)     (3.0)     (2.6)
Payments to acquire treasury stock..........................   (225.3)    (32.9)    (34.0)
                                                              -------    ------    ------
      Net cash used in financing activities.................   (213.4)    (35.9)    (54.5)
Effect of exchange rates on cash and equivalents............     (6.6)     (4.3)     (2.5)
                                                              -------    ------    ------
Net increase (decrease) in cash and equivalents.............    (18.7)      0.7      68.9
Cash and equivalents at beginning of year...................    181.6     180.9     112.0
                                                              -------    ------    ------
Cash and equivalents at end of year.........................  $ 162.9    $181.6    $180.9
                                                              =======    ======    ======
Supplemental disclosure of cash flow information
Cash paid during the year for
  Interest (net of amount capitalized)......................  $  13.4    $ 14.3    $ 13.5
                                                              =======    ======    ======
  Income taxes..............................................  $  33.2    $ 65.8    $ 46.1
                                                              =======    ======    ======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Allergan, Inc. and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the financial statements.

     Beginning in fiscal 1997, the Company began converting the financial systems in its significant non-U.S. subsidiaries. At the time of conversion, the results of such operations were converted to be accounted for on a calendar year basis. Prior to December 31, 1999, a majority of non-U.S. subsidiaries were included on the basis of their fiscal years ended November 30. Subsidiaries which underwent conversion in 1999, 1998 and 1997 had revenues of $19.2 million, $1.3 million, and $4.8 million, respectively, and net losses of $2.5 million, $0.9 million, and $0.1 million, respectively, for the month of activity not included. Activities not included in operating results were recorded as adjustments to retained earnings.

     Two foreign subsidiaries remain which account for results on the basis of their fiscal years ended November 30. The aggregate sales and earnings of these two subsidiaries represent less than 1% of total consolidated sales and earnings for the year ended December 31, 1999.

  Use of Estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates.

  Foreign Currency Translation

     The financial position and results of operations of the Company's foreign subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses resulting from foreign currency transactions and translation adjustments relating to foreign entities deemed to be operating in U.S. dollar functional currency in highly inflationary economies are included in earnings. Foreign currency transaction and translation losses totaled $1.4 million in 1999, $9.7 million in 1998 and $5.6 million in 1997.

  Cash and Equivalents

     The Company considers cash and equivalents to include cash in banks and deposits with financial institutions which can be liquidated without prior notice or penalty.

  Inventories

     Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

  Long-Lived Assets

     Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon disposition, the net book value of assets is relieved and resulting gains or losses are reflected in earnings. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful life of the related asset. Accelerated depreciation methods are generally used for income tax purposes.

     Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and is being amortized on a straight-line basis over periods from 7 to 30 years. Intangibles include patents, licensing agreements and marketing rights which are being amortized over their estimated useful lives. Amortization expense was $17.6 million in 1999, $19.5 million in 1998 and $20.0 million in 1997.

     Long-lived assets and certain identifiable intangibles are reviewed for impairment in value based upon undiscounted future operating cash flows, and appropriate losses are recognized and reflected in current earnings, whenever the carrying amount of an asset exceeds its estimated fair value determined by the use of appraisals, discounted cash flow analyses or comparable fair values of similar assets.

  Revenue Recognition

     The Company recognizes revenue from product sales when the goods are shipped to the customer. The Company generally permits returns of product from any product line by any class of customer if such product is returned in a timely manner, in good condition, from the normal channels of distribution. Returns policies in certain international markets provide for more stringent guidelines for returns in accordance with the terms of contractual agreements with customers. Allowances for returns are provided for based upon an analysis of the Company's historical patterns of returns matched against the sales from which they originated. Historical product returns have been within the amounts reserved. Intraocular lenses are the only product that is an exception to the statements above. Intraocular lenses are generally sold on a consignment basis and are, therefore, generally not subject to return. Revenue is recognized on the ultimate sales of intraocular lenses.

     Research service revenue is recognized and related costs are recorded as services are performed under research service agreements. At such time, the research service customers are obligated to pay, and such obligation is not refundable.

     The Company recognizes income from license fees based upon the facts and circumstances of each licensing agreement. In general, the Company recognizes income on signing of a license agreement that grants rights to products or technology to a third party. Generally, the Company has no further obligation to provide products or services to the third party after granting the license. License fees are reported in selling, general and administrative expense in the Consolidated Statements of Operations.

  Stock-Based Compensation

     The Company measures stock based compensation for option grants to employees and members of the board of directors using a method which assumes that options granted at market price at the date of grant have no intrinsic value. Pro forma net income and earnings per share are presented in Note 10 as if the fair value method had been applied.

  New and Proposed Accounting Standards

     In June 1998, Statement of Financial Accounting Standards No.
133 -- "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133) was issued, as amended, and is effective for all periods of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company believes that implementation of SFAS No. 133 will have no material impact on its financial statements.

     In February 1999, the Financial Accounting Standards Board (FASB) released a revised Exposure Draft of a Proposed Statement of Financial Accounting Standards -- Consolidated Financial Statements: Purpose and Policy. If adopted as an SFAS, the terms of this Exposure Draft could require the Company to include the financial position and results of operations of Allergan Specialty Therapeutics, Inc. (ASTI) in its consolidated results on a retrospective basis. See Note 5 for a description of ASTI. The Company is currently evaluating the effect of implementation of this proposed statement. In addition, in 1999 the Emerging Issues Task Force of the FASB began deliberating Issue No. 99-16 relating to the appropriate methods of accounting for entities similar to ASTI. Certain alternatives under consideration by the EITF would require the Company to account for the activities of ASTI in the Company's Consolidated Financial Statements.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. No provision is made for taxes on unremitted earnings of certain non-U.S. subsidiaries which are or will be reinvested indefinitely in such operations.

NOTE 2: COMMON STOCK SPLIT

     On October 21, 1999, the Company's Board of Directors approved a two for one stock split in the form of a 100% stock dividend to stockholders of record on November 18, 1999 and payable December 9, 1999. At December 31, 1999, this stock split has been recorded by a transfer of $671,000 from retained earnings to Common Stock, representing a $0.01 par value for each additional share issued.

     The number of common shares issued at December 9, 1999 after giving effect to the split was 134,254,772 (67,127,386 before the split).

     All share and per share data, including the Employee Stock Ownership Plan and Incentive Compensation Plan information, is stated to reflect the split for all periods presented except for the Consolidated Balance Sheet as of December 31, 1998 and the Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998.

NOTE 3: SPECIAL CHARGES

     Results for 1998 include three special charges disclosed on specific lines in the Consolidated Statements of Operations.

     The Company recorded a charge of $171.4 million in March 1998 relating to the dividend distribution of ASTI stock to the Company's stockholders. Such amount represents the excess of the $200 million contributed to ASTI by the Company over the aggregate market value of ASTI stock at the commencement of trading as an independent company.

     During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses during the first quarter of 1998, and a review of the G&A cost structure and manufacturing capabilities during the second and third quarters.

     The restructuring charge was recorded primarily in the third quarter as most restructuring activities were announced on September 14, 1998. Certain restructuring activities in the first and second quarters totaling $7.8 million were previously reported as operating expenses in prior quarters. Severance payments were made to 323 terminated employees in 1999 and 141 terminated employees in 1998 resulting in restructuring charge spending of $8.5 million and $3.6 million, respectively.

     In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction will not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 1999 resulting from the 1998 restructuring charge (in millions):

                                        PAYMENTS        FACILITY      ABANDONMENT
                                      TO EMPLOYEES     CLOSURE AND    OF COMPUTER
                                      INVOLUNTARILY   CONSOLIDATION    SOFTWARE     OTHER       TOTAL
                                       TERMINATED         COSTS          COSTS      COSTS   RESTRUCTURING
                                      -------------   -------------   -----------   -----   -------------
Net charge during 1998..............      $22.7          $ 28.9         $ 10.6      $12.6      $ 74.8
Assets written off during 1998......         --           (25.3)         (10.6)      (4.8)      (40.7)
Spending during 1998................       (3.6)             --             --       (7.4)      (11.0)
                                          -----          ------         ------      -----      ------
Balances as of December 31, 1998....       19.1             3.6             --        0.4        23.1
Adjustments during 1999.............         --            (0.3)            --        0.3          --
Net credit during 1999..............       (2.6)           (0.7)            --       (0.5)       (3.8)
Assets written off during 1999......         --            (0.3)            --         --        (0.3)
Spending during 1999................       (8.5)           (0.4)            --         --        (8.9)
                                          -----          ------         ------      -----      ------
Balances as of December 31, 1999....      $ 8.0          $  1.9         $   --      $ 0.2      $ 10.1
                                          =====          ======         ======      =====      ======

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 spending of other costs.

     In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Germany and Spain, assets related to Herald products and certain other assets. The Company determined that the value of the assets, other than office facilities, were impaired by comparing the carrying value of each asset with an undiscounted cash flow analysis for each asset. The value of each asset was written-down to the higher of its net realizable sales value less costs to sell or the value determined by a discounted cash flow analysis. The $58.5 million charge related to the following business segments: $18.0 million in the United States, $4.5 million in Europe, $18.5 million in Asia Pacific, $0.4 million in the Other geographic segment, and $17.1 million related to corporate, research and product related assets.

     In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

     Approximately $2.2 million of the restructuring accrual at December 31, 1999 relates to the Company's 1996 restructuring charge. In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation affecting 22 locations worldwide. The Company began restructuring activities in Europe in 1996 and completed them in 1999. Over the three year period, such activities restructured European operations from separate administrative services in various countries to a single shared service center organization for the region. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 1999 resulting from the 1996 restructuring charge (in millions):

                                                 PAYMENTS         FACILITY
                                               TO EMPLOYEES      CLOSURE AND
                                               INVOLUNTARILY    CONSOLIDATION    OTHER        TOTAL
                                                TERMINATED          COSTS        COSTS    RESTRUCTURING
                                               -------------    -------------    -----    -------------
Net charge during 1996.......................      $34.0           $ 29.6        $ 6.5       $ 70.1
Assets written off during 1996...............         --            (25.9)        (6.2)       (32.1)
Spending during 1996.........................       (9.9)            (0.7)        (0.2)       (10.8)
                                                   -----           ------        -----       ------
Balances as of December 31, 1996.............       24.1              3.0          0.1         27.2
Adjustments during 1997......................       (0.5)              --          0.5           --
Spending during 1997.........................       (7.6)            (3.0)        (0.6)       (11.2)
                                                   -----           ------        -----       ------
Balances as of December 31, 1997.............       16.0               --           --         16.0
Adjustments during 1998......................       (0.4)              --          0.4           --
Assets written off during 1998...............         --               --         (0.4)        (0.4)
Spending during 1998.........................       (5.0)              --           --         (5.0)
                                                   -----           ------        -----       ------
Balances as of December 31, 1998.............       10.6               --           --         10.6
Adjustments during 1999......................       (2.0)              --          2.0           --
Net credit during 1999.......................       (5.8)              --           --         (5.8)
Spending during 1999.........................       (2.6)              --           --         (2.6)
                                                   -----           ------        -----       ------
Balances as of December 31, 1999.............      $ 0.2           $   --        $ 2.0       $  2.2
                                                   =====           ======        =====       ======

NOTE 4: CONTRIBUTION TO ALLERGAN FOUNDATION

     In 1998, the Company founded the Allergan Foundation, an independent charitable foundation. In 1998, the Company disposed of the remainder of its investment in Ocular Sciences, Inc. (OSI) for a gain of $51.8 million. Prior to sale of the investment, the Company contributed $11.0 million in OSI stock to the Allergan Foundation. In 1999, the Company disposed of its investment in Pharmacia & Upjohn, Inc. for a gain of $6.9 million. Such investment was the result of an investment in SUGEN, Inc. that was acquired by Pharmacia & Upjohn, Inc. in 1999. Prior to the sale of the investment, the Company contributed $6.9 million of Pharmacia & Upjohn, Inc. stock to the Allergan Foundation. The Company has no obligation to provide additional contributions to the Allergan Foundation on an annual or other basis.

NOTE 5: ALLERGAN SPECIALTY THERAPEUTICS, INC. AND ALLERGAN LIGAND RETINOID THERAPEUTICS, INC.

     In 1997 the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc., to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. On March 10, 1998, the Company made a special distribution of ASTI Class A Common Stock to the Company's stockholders.

     Prior to the distribution, the Company contributed $200 million to ASTI. The market value of ASTI stock on March 10, 1998 was $28.6 million. The Company recorded a dividend for the amount of the market value of ASTI stock at the distribution. The remainder of the $200 million, $171.4 million, was recorded as a charge against operating income. The Company's stockholders received one share of ASTI Class A Common Stock for each 20 shares of Common Stock held as of a record date. As a result, 3,272,690 shares of ASTI Class A Common Stock were issued in the distribution. The Company's stockholders were not required to pay any cash or other consideration for the ASTI Class A Common Stock received in the distribution.

     As the sole holder of ASTI's outstanding Class B Common Stock following the distribution, the Company has the right to vote separately as a class with respect to any merger or liquidation of ASTI, the sale, lease, exchange, transfer or other disposition of any substantial asset of ASTI and any amendments to the Restated Certificate of Incorporation of ASTI that would alter the Company's purchase option, ASTI's authorized capitalization or the provisions governing ASTI's Board of Directors. As the holder of all of the

Class B Common Stock, the Company is entitled to elect one ASTI director. On all other matters, the Class A and Class B Common Stockholders vote together as a single class, with each Class A and Class B Common Share having one vote. Ownership of the Class B Common Stock conveys to Allergan rights to acquire the Class A Common Stock of ASTI or selected assets of ASTI. Allergan has an irrevocable option to purchase all of the issued and outstanding shares of ASTI Class A Common Stock until the option terminates. This purchase option will terminate on the 90th day after the date on which Allergan receives notice that the amount of cash and marketable securities held by ASTI is less than $15 million. If the purchase option is exercised, the exercise price will be set by a pre-established formula. The Company has also granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. The Company will recognize the technology fee as revenue as it is earned and received. For the years ended December 31, 1999 and 1998, technology fees of $6.1 million and $11.2 million, respectively, were earned and reported in technology fees from related party in the accompanying Consolidated Statements of Operations. If ASTI were to operate for a full five years, the future fees earned would be $3.1 million in 2000 and $1.6 million in 2001.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. The Company recognizes revenues and related costs as services are performed under such contracts. It is expected that substantially all of ASTI's funds will be directed toward continuing the research and development of products based on retinoid and neuroprotective technologies. In addition, ASTI may fund the research and development of pharmaceutical products in therapeutic categories of interest to the Company, other than those based on retinoid and neuroprotective technologies, that complement the Company's product pipeline or otherwise are believed to provide a potential commercialization opportunity for the Company. For the years ended December 31, 1999 and 1998, the Company earned $46.2 million and $34.4 million, respectively, in research service revenues under the research and development agreement with ASTI.

     The following is a summary of operations for ASTI for the years ended December 31, 1999 and 1998, Period from Inception (November 12, 1997) to December 31, 1997, and for the cumulative period from Inception (November 12, 1997) to December 31, 1999 and Financial Position at December 31, 1999 and 1998:

                                                                    PERIOD FROM       CUMULATIVE PERIOD FROM
                                                                   NOVEMBER 12,            NOVEMBER 12,
                                                                       1997                    1997
                                  YEAR ENDED      YEAR ENDED      (INCEPTION) TO          (INCEPTION) TO
                                 DECEMBER 31,    DECEMBER 21,      DECEMBER 31,            DECEMBER 31,
                                     1999            1998              1997                    1999
                                 ------------    ------------    -----------------    ----------------------
                                              (IN THOUSANDS, EXCEPT SHARE, AND PER SHARE DATA)
Results of Operations:
Revenues.......................   $    7,110      $    9,043           $ --                 $   16,153
Costs and expenses
  Research and development.....       49,200          35,886             --                     85,086
  Technology fees..............        5,500           6,520             --                     12,020
  General and administrative...        1,198             933             --                      2,131
                                  ----------      ----------           ----                 ----------
          Total costs and
            expenses...........       55,898          43,339             --                     99,237
                                  ----------      ----------           ----                 ----------
Net loss.......................   $  (52,806)     $  (36,808)          $ --                 $  (89,614)
                                  ==========      ==========           ====                 ==========
Basic & dilutive loss per
  share........................   $   (16.13)     $   (11.24)          $ --                 $   (27.37)
                                  ==========      ==========           ====                 ==========
Basic & dilutive shares
  outstanding..................    3,273,690       3,273,690            100                  3,273,690

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
Balance Sheet Data:
Cash and investments........................................    $105,299       $158,667
Total assets................................................     112,022        165,137
Payable to Allergan, Inc....................................       6,047          4,509
Total liabilities...........................................       6,047          4,804
Total stockholders' equity..................................     105,975        160,333

     In 1992, the Company and Ligand Pharmaceuticals Incorporated (Ligand) began operating a joint venture for the purpose of performing certain research and development activities. In December 1994, Allergan and Ligand formed a new research and development company, Allergan Ligand Retinoid Therapeutics, Inc.
(ALRT) to function as the successor to the joint venture. In June 1995, Ligand contributed $17.5 million to ALRT for a right to acquire all of the stock of ALRT at specified future dates and amounts. At the same time, the Company contributed $50.0 million to ALRT in exchange for rights to acquire one half of all technologies and other assets, or a similar right to acquire all of the stock of ALRT if Ligand did not exercise its right. The Company also purchased $6.0 million of Ligand Common Stock at the time of its contribution to ALRT. The Company accounted for its $50.0 million contribution as a charge to operating expense at the time of the contribution.

     In November 1997 Ligand acquired all of the stock of ALRT. At the same time, Allergan paid $8.9 million to Ligand to acquire one-half of all technologies and cash of approximately $5.5 million. The net cost of assets acquired was charged to research and development. At that time, Allergan and Ligand changed their agreements so that, among other things, ALRT compounds and development programs were divided between Allergan and Ligand, and each party received exclusive rights to ALRT technology for use with their respective compounds and programs.

     The Company performed contract research services for ALRT from 1995 to 1997. Revenues from such services represent a recovery of the research and development costs incurred with an amount added to compensate the Company for general corporate overhead costs. The Company recognized revenues and related costs as services were performed under such contracts. The Company recognized research service revenues under its agreement with ALRT of $11.0 million in 1997.

NOTE 6: COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
                                                                 IN MILLIONS
Trade receivables, net
  Trade receivables.........................................  $258.6      $232.8
  Less allowance for doubtful accounts......................     5.4         6.7
                                                              ------      ------
                                                              $253.2      $226.1
                                                              ======      ======
Inventories
  Finished products.........................................  $ 87.5      $ 75.4
  Work in process...........................................    13.3        18.1
  Raw materials.............................................    29.9        29.8
                                                              ------      ------
                                                              $130.7      $123.3
                                                              ======      ======
Other current assets
  Prepaid expenses..........................................  $ 48.1      $ 53.7
  Deferred taxes............................................    55.8        46.8
  Other.....................................................    46.8        29.7
                                                              ------      ------
                                                              $150.7      $130.2
                                                              ======      ======
Property, plant and equipment, net
  Land......................................................  $ 13.0      $ 12.6
  Buildings.................................................   296.3       294.1
  Machinery and equipment...................................   301.5       290.8
                                                              ------      ------
                                                               610.8       597.5
  Less accumulated depreciation.............................   280.5       272.6
                                                              ------      ------
                                                              $330.3      $324.9
                                                              ======      ======
Goodwill and intangibles, net
  Goodwill..................................................  $250.5      $284.5
  Intangibles...............................................    25.5        27.1
                                                              ------      ------
                                                               276.0       311.6
  Less accumulated amortization.............................   125.5       142.5
                                                              ------      ------
                                                              $150.5      $169.1
                                                              ======      ======

NOTE 7: NOTES PAYABLE AND LONG-TERM DEBT

                                           1999                         1998
                                          AVERAGE                      AVERAGE
                                         EFFECTIVE                    EFFECTIVE
                                         INTEREST     DECEMBER 31,    INTEREST     DECEMBER 31,
                                           RATE           1999          RATE           1998
                                         ---------    ------------    ---------    ------------
                                                              IN MILLIONS
Bank loans.............................    5.32%         $ 20.6         5.59%         $ 15.9
Commercial paper.......................    6.62%           47.1         6.95%           39.5
ESOP loan due 2003.....................    5.29%           10.3         4.68%           12.9
Medium term notes 4.93% -- 6.92% due
  from 2000-2003.......................    5.94%           89.0         5.94%           89.0
Yen denominated notes due from
  2000 - 2003..........................    1.70%          119.5         1.59%           86.9
Capitalized leases.....................                     3.6                          4.9
Other..................................                     4.0                          0.5
                                                         ------                       ------
                                                         $294.1                       $249.6
     Less current maturities...........                    85.3                         48.5
                                                         ------                       ------
     Total long-term debt..............                  $208.8                       $201.1
                                                         ======                       ======

     At December 31, 1999 and 1998, the Company had a domestic unused committed line of credit of $250 million which supports general corporate purposes and domestic commercial paper borrowing arrangements. The commitment fees under the agreement are nominal. In addition, the Company had foreign unused committed lines of credit of approximately $20.5 million in 1999 and $1.0 million in 1998. At December 31, 1999, $48.5 million of commercial paper and other debt was classified as long-term debt because the Company had the ability to refinance these debts on a long term basis under terms of its unused committed lines of credit.

     The credit facilities and medium term note program entered into by the Company provide that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining minimum debt to capitalization ratios and minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. The Company was in compliance with these covenants as of December 31, 1999.

     The aggregate maturities of debt for each of the next five years and thereafter are as follows: $85.3 million in 2000; $111.4 million 2001; $39.4 million in 2002; $57.4 million in 2003; $0.6 million in 2004. Interest incurred of $0.9 million in 1999, $0.7 million in 1998 and $1.1 million in 1997 has been capitalized and included in property, plant and equipment. Noncash additions to capitalized leases and capital lease obligations of $1.7 million in 1997 were excluded from the Consolidated Statements of Cash Flows.

NOTE 8: INCOME TAXES

     The components of earnings (loss) before income taxes and minority interest were:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998       1997
                                                          ------    -------    ------
                                                                  IN MILLIONS
Earnings (loss) before income taxes and minority
  interest
  U.S...................................................  $ 91.4    $(144.1)   $ 44.3
  Non-U.S...............................................   177.6       86.4     112.8
                                                          ------    -------    ------
Earnings (loss) before income taxes and minority
  interest..............................................  $269.0    $ (57.7)   $157.1
                                                          ======    =======    ======

     The provision for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999      1998     1997
                                                             -----    ------    -----
                                                                   IN MILLIONS
Income tax expense (benefit)
  Current
     U.S. federal..........................................  $49.6    $ 48.4    $(4.2)
     Non-U.S...............................................   26.4      18.4     28.3
     U.S. state and Puerto Rico............................   13.4      13.9      3.8
                                                             -----    ------    -----
     Total current.........................................   89.4      80.7     27.9
                                                             -----    ------    -----
  Deferred
     U.S. federal..........................................   (6.7)    (31.4)    (3.5)
     Non-U.S...............................................    3.8     (13.3)     4.9
     U.S. state and Puerto Rico............................   (5.8)     (3.2)    (0.3)
                                                             -----    ------    -----
     Total deferred........................................   (8.7)    (47.9)     1.1
                                                             -----    ------    -----
          Total............................................  $80.7    $ 32.8    $29.0
                                                             =====    ======    =====

     The reconciliations of the U.S. federal statutory tax rate to the combined effective tax rate follow:

                                                              1999     1998     1997
                                                              -----    -----    -----
Statutory rate of tax (benefit) expense.....................     35%   (35.0)%   35.0%
  State taxes, net of U.S. tax benefit......................    1.1     (3.1)     0.7
  Ireland and Puerto Rico income............................  (12.0)   (43.9)   (10.7)
  U.S. tax effect of foreign earnings and dividends, net of
     foreign tax credits....................................    7.8      1.2      1.3
  Other credits (R&D).......................................   (0.9)    (4.0)    (1.7)
  Taxes on unremitted earnings of subsidiaries..............   (0.7)    37.7      9.7
  Valuation allowance, federal & state, on ALRT
     contribution...........................................     --     (3.9)   (10.9)
  ASTI contribution.........................................     --    103.9       --
  Other.....................................................   (0.3)     3.9     (4.9)
                                                              -----    -----    -----
     Effective tax rate.....................................   30.0%    56.8%    18.5%
                                                              =====    =====    =====

     Withholding and U.S. taxes have not been provided on approximately $451.5 million of unremitted earnings of certain non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid. Such earnings would become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company's U.S. tax liability, if any.

     The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. Such returns have either been audited and/or settled through statute expiration through the year 1995. The Company and its consolidated subsidiaries are not currently under examination.

     At December 31, 1999, the Company has net operating loss carryforwards in certain non-U.S. subsidiaries, with various expiration dates, of approximately $44.5 million.

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 are as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                  IN MILLIONS
Deferred tax assets
  Net operating loss carryforwards (foreign).............  $ 13.0    $ 15.3    $ 10.5
  Accrued expenses.......................................    14.2      14.1      20.6
  Capitalized expenses...................................     8.6       6.8       7.9
  Deferred compensation..................................     6.3       4.1       2.8
  Pension expense........................................    12.5      11.9       7.1
  Medicaid rebates.......................................     4.0       4.3       4.2
  Postretirement medical benefits........................     7.6       7.1       6.7
  Intercompany profit in inventory.......................     5.3      10.3       8.2
  Purchase of ALRT assets................................    11.5      12.4      15.5
  Asset write-off -- manufacturing facility..............     7.0       7.0        --
  Plant consolidation....................................     6.3       7.1        --
  Asset write-off........................................      --       6.7        --
  Research credit carryforwards..........................    14.4        --        --
  All other..............................................    21.5       8.3      15.6
                                                           ------    ------    ------
                                                            132.2     115.4      99.1
Less: valuation allowance................................   (14.4)    (14.6)    (16.9)
                                                           ------    ------    ------
          Total deferred tax asset.......................   117.8     100.8      82.2
                                                           ------    ------    ------
Deferred tax liabilities
  Depreciation...........................................    12.5       9.2      13.0
  All other..............................................     2.8      (2.2)     23.3
                                                           ------    ------    ------
          Total deferred tax liabilities.................    15.3       7.0      36.3
                                                           ------    ------    ------
Net deferred tax asset...................................  $102.5    $ 93.8    $ 45.9
                                                           ======    ======    ======

     The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 1999 were $55.8 million and $46.7 million, respectively. The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 1998 were $46.8 million and $47.0 million, respectively. Such amounts are included in other current assets and investments and other assets in the Consolidated Balance Sheets.

     Based on the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 1999. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

NOTE 9: EMPLOYEE RETIREMENT AND OTHER BENEFIT PLANS

  Pension and Postretirement Benefit Plans

     The Company sponsors qualified defined benefit pension plans covering substantially all of its employees. In addition, the Company sponsors two supplemental nonqualified plans, covering certain management employees and officers. U.S. pension benefits are based on years of service and compensation during the five highest consecutive earnings years. The Company's funding policy for its U.S. qualified plan is to provide currently for accumulated benefits, subject to federal regulations. Plan assets of the qualified plan consist primarily of fixed income and equity securities. Benefits for the nonqualified plans are paid as they come due.

     The Company has one retiree health plan that covers United States retirees and dependents. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement. Disbursements exceed retiree contributions and the plan currently has no assets. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's past practice and management's intent to manage plan costs. The Company's history of retiree medical plan modifications indicates a consistent approach to increasing the cost sharing provisions of the plan.

     Components of net periodic benefit cost under the Company's U.S. and major non-U.S. pension plans and retiree health plan for 1999, 1998 and 1997 were:

                                                                                 OTHER
                                               PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                          --------------------------    -----------------------
                                           1999      1998      1997     1999     1998     1997
                                          ------    ------    ------    -----    -----    -----
                                                               IN MILLIONS
Service cost............................  $ 10.7    $  9.8    $  9.0    $ 0.9    $ 0.9    $ 0.8
Interest cost...........................    13.0      11.8      10.8      0.7      0.8      0.7
Expected return on plan assets..........   (14.0)    (11.6)    (11.5)      --       --       --
Amortization of transition amount.......    (0.5)     (0.4)     (0.2)      --       --       --
Amortization of prior service cost......     0.2       0.2        --     (0.1)    (0.1)    (0.1)
Recognized net actuarial (gain) loss....     3.4       1.1       2.4     (0.3)    (0.1)    (0.2)
Settlement loss.........................      --       8.6        --       --      0.2       --
Curtailment gain (loss).................     0.1        --        --     (0.1)    (0.1)      --
                                          ------    ------    ------    -----    -----    -----
Net periodic benefit cost...............  $ 12.9    $ 19.5    $ 10.5    $ 1.1    $ 1.6    $ 1.2
                                          ======    ======    ======    =====    =====    =====

     Included in 1998 settlement loss is $7.4 million and $0.2 million for pension benefits and other postretirement benefits, respectively, representing the cost of enhanced termination benefits to participants of a voluntary early retirement program. Such costs were included in the restructuring charge as more fully described in Note 3.

     Components of the change in benefit obligation, change in plan assets and funded status for the Company's U.S. and major non-U.S. pension plans and retiree health plan for December 31, 1999 and 1998 were as follows:

                                                                            OTHER
                                                                        POSTRETIREMENT
                                                    PENSION BENEFITS       BENEFITS
                                                    ----------------    --------------
                                                     1999      1998     1999     1998
                                                    ------    ------    -----    -----
                                                               IN MILLIONS
Change in benefit obligation
Benefit obligation, beginning of period...........  $195.4    $149.9    $13.2    $12.1
Service cost......................................    10.7       9.8      0.9      0.9
Interest cost.....................................    13.0      11.8      0.7      0.8
Participant contributions.........................     0.8       0.9       --      0.1
Plan amendments...................................      --       0.1       --       --
Curtailment gain..................................                       (0.2)      --
Actuarial (gain) loss.............................   (12.8)     18.9     (4.5)    (0.6)
Settlement (gain) loss............................    (2.5)      8.6       --      0.2
Benefits paid.....................................    (5.5)     (3.4)    (0.3)    (0.3)
Impact of foreign currency translation............    (2.0)     (1.2)      --       --
                                                    ------    ------    -----    -----
Benefit obligation, end of period.................  $197.1    $195.4    $ 9.8    $13.2
                                                    ------    ------    -----    -----
Change in plan assets
Fair value of plan assets, beginning of period....  $140.7    $124.3    $  --    $  --
Actual return on plan assets......................    16.6      11.7       --       --
Company contribution..............................     8.3       8.5      0.3      0.2
Participant contributions.........................     0.8       0.9       --      0.1
Benefits paid.....................................    (5.5)     (3.4)    (0.3)    (0.3)
Settlement gain (loss)............................    (2.5)       --       --       --
Impact of foreign currency translation............    (2.4)     (1.3)      --       --
                                                    ------    ------    -----    -----
Fair value of plan assets, end of period..........  $156.0    $140.7    $  --    $  --
                                                    ------    ------    -----    -----
Funded status of plan.............................  $ 41.1    $ 54.7    $ 9.8    $13.2
Unrecognized net actuarial loss (gain)............    (2.5)    (20.5)     7.8      3.5
Unrecognized prior service cost...................    (1.6)     (1.9)     1.3      1.4
Unrecognized net transition obligation............     1.5       1.9       --       --
Fourth quarter contributions......................    (0.2)     (1.4)      --       --
                                                    ------    ------    -----    -----
Accrued benefit cost..............................  $ 38.3    $ 32.8    $18.9    $18.1
                                                    ------    ------    -----    -----

     The funded status of the pension and other postretirement benefits presented as of December 31, 1999 and 1998 were measured as of September 30, 1999 and 1998, respectively. The Company adopted this measurement date to conform to its internal cost management systems.

     Weighted average assumptions as of December 31 are:

                                                                              OTHER
                                                            PENSION       POSTRETIREMENT
                                                            BENEFITS         BENEFITS
                                                          ------------    --------------
                                                          1999    1998    1999     1998
                                                          ----    ----    -----    -----
Discount rate used......................................  7.75%   6.46%   7.75%    6.75%
Expected return on plan assets..........................  9.00%   8.52%    n/a      n/a
Rate of compensation increase...........................  5.14%   3.95%    n/a      n/a

     Assumed health care cost trend rates have a significant effect on the amounts reported as other postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                                  INCREASE              DECREASE
                                             ------------------    ------------------
                                                           IN MILLIONS
Effect on total service and interest cost
  components...............................         $0.4                 $(0.3)
Effect on postretirement benefit
  obligation...............................          2.3                  (1.9)

     Cost increases of 4% were assumed for the indemnity medical plan and 6.5% for the HMO medical plan in 1999. Annual cost increases were assumed to increase gradually to 5% for the medical plans by 2000 and remain level thereafter.

  Savings and Investment Plan

     The Company has a Savings and Investment Plan, which provides for all U.S. and Puerto Rico employees to become participants upon employment. In general, participants' contributions, up to 5% of compensation, qualify for a 50% Company match. Company contributions are generally used to purchase Allergan Common Stock. The Company's cost of the plan was $2.8 million in 1999, $3.3 million in 1998, and $3.2 million in 1997.

NOTE 10: EMPLOYEE STOCK OWNERSHIP PLAN AND INCENTIVE COMPENSATION PLANS

  Employee Stock Ownership Plan

     The Company has an Employee Stock Ownership Plan (ESOP) for U.S. employees. A related loan is guaranteed by the Company as to payment of principal and interest and, accordingly, the unpaid balance of the loan is included in the Company's consolidated financial statements as debt, offset by unearned compensation included in stockholders' equity. The ESOP trust purchased 2,670,000 shares from the Company using the proceeds of the loan, all of which are considered outstanding for purposes of calculating earnings per share. Participants receive an allocation of shares held in the plan based on the amortization schedule of the loan borrowed by the ESOP to purchase the shares, and generally become vested over five years of Company service. Allocated shares are divided among participants based on relative compensation. Allocated and unallocated shares in the ESOP as of December 31, 1999 and 1998, summarized below, have been presented giving effect to the two for one stock split (Note
2).

                                                              NUMBER OF SHARES
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
                                                                IN THOUSANDS
Allocated shares............................................  1,780     1,560
Shares committed to be allocated............................    196       220
Unallocated shares..........................................    694       890
                                                              -----     -----
Total ESOP shares...........................................  2,670     2,670
                                                              =====     =====

     The loan has a fifteen year maturity, with quarterly principal and interest payments. Under the current repayment plan, the loan will be repaid in July 2003. Interest rates are determined at the Company's option based upon a percent of prime or the LIBOR and the Company's consolidated debt to capitalization ratio.

     Dividends accrued on unallocated shares held by the ESOP are used to repay the loan and totaled $0.3 million in 1999, $0.6 million in 1998 and $0.4 million in 1997. Dividends received on allocated shares held by the ESOP are allocated directly to participants' accounts. Interest incurred on ESOP debt in 1999, 1998 and 1997 was $0.5 million, $0.7 million and $0.8 million, respectively. Compensation expense is recognized based on the amortization of the related loan. Compensation expense for 1999, 1998 and 1997 was $2.5 million, $2.2 million and $2.0 million, respectively.

  Incentive Compensation Plans

     The Company has an incentive compensation plan and a nonemployee director stock plan. The incentive compensation plan provides for the granting of non-qualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. As of December 31, 1999, an aggregate of approximately 15,699,000 shares of stock have been authorized for issuance under the incentive compensation plan and 200,000 shares have been authorized for issuance under the nonemployee director stock plan.

     Generally, grants have historically provided that options become exercisable 25% per year beginning twelve months after the date of grant. Options generally expire ten years after their original date of grant. Options granted under the Company's incentive compensation plan provide that an employee holding a stock option may exchange stock which the employee has owned for at least six months as payment against the exercise of their option. This provision applies to all options outstanding at December 31, 1999.

     Stock option activity under the Company's incentive compensation plan was as follows and reflects the two for one stock split (Note 2):

                                                  1999                 1998                 1997
                                           ------------------   ------------------   ------------------
                                                     WEIGHTED             WEIGHTED             WEIGHTED
                                           NUMBER    AVERAGE    NUMBER    AVERAGE    NUMBER    AVERAGE
                                             OF      EXERCISE     OF      EXERCISE     OF      EXERCISE
                                           SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                           -------   --------   -------   --------   -------   --------
                                                      IN THOUSANDS, EXCEPT OPTION PRICE DATA
Outstanding, beginning of year...........    6,835    $14.45      8,942    $13.15      7,955    $12.59
Options granted..........................    4,955     44.77      1,702     17.56      2,971     13.63
Options exercised........................   (2,075)    13.99     (3,005)    12.11     (1,678)    10.99
Options cancelled........................      (70)    23.95       (804)    15.33       (306)    14.98
                                           -------              -------              -------
Outstanding, end of year.................    9,645     30.06      6,835     14.45      8,942     13.15
                                           =======              =======              =======
Exercisable, end of year.................    2,575     14.27      3,154     13.08      4,298     11.82
                                           =======              =======              =======
Weighted average fair value of options
  granted during the year................               $9.79                $5.85                $5.31

     The fair value of each option granted during 1999, 1998 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.75% in 1999, 1.5% in 1998 and 1.9% in 1997, expected volatility of 34% for 1999, 32% for 1998 and 39% for 1997, risk-free interest rate of 4.9% in 1999, 5.5% in 1998 and 6.7% in 1997, and expected life of 4 years for 1999 and 7 years for 1998 and 1997 grants.

     The following table summarizes stock options outstanding at December 31, 1999 (shares in thousands) and reflects the two for one stock split (Note 2):

                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                           ----------------------------------------------    -------------------------------
                                            AVERAGE                            NUMBER
                             NUMBER        REMAINING     WEIGHTED AVERAGE    EXERCISABLE    WEIGHTED AVERAGE
        RANGE OF           OUTSTANDING    CONTRACTUAL        EXERCISE            AT             EXERCISE
     EXERCISE PRICES       AT 12/31/99       LIFE             PRICE           12/31/99           PRICE
     ---------------       -----------    -----------    ----------------    -----------    ----------------
$ 6.75 - $ 8.19..........        24           0.6             $ 8.12               24            $ 8.12
$10.53 - $13.81..........     2,718           5.7             $12.93            1,720            $12.60
$16.59 - $17.56..........     1,998           7.1             $17.37              808            $17.41
$26.44 - $34.66..........     2,072           8.8             $34.54               23            $34.66
$42.69 - $55.00..........     2,833           3.1             $52.34               --                --
                              -----                                             -----
                              9,645                                             2,575
                              =====                                             =====

     No compensation expense has been recognized for stock-based incentive compensation plans other than for the restricted stock award plan and the nonemployee director stock plan. Had compensation expense for the Company's incentive stock option plan been recognized based upon the fair value for awards granted, the Company's net earnings would have been decreased by $15.0 million or $0.11 for both basic and diluted earnings per share in 1999, net loss would have increased by $6.1 million or $0.05 for both basic and diluted earnings per share in 1998, and net earnings would have been reduced by $6.6 million or $0.05 for both basic and diluted earnings per share in 1997. These proforma effects are not indicative of future amounts. The Company expects to grant additional awards in future years.

     Under the terms of the incentive compensation plan, the restricted stock awards are subject to restrictions as to sale or other disposition of the shares and to restrictions which require continuous employment with the Company. The restrictions generally expire, and the awards become fully vested, four years from the date of grant. The Company granted approximately 180,000, 124,000 and 128,000 shares of stock under the plan in 1999, 1998 and 1997, respectively. The weighted average grant date price of the restricted stock grants was $35.26 in 1999, $17.35 in 1998 and $13.99 in 1997. Grants of restricted stock are charged to unearned compensation in stockholders' equity at their intrinsic value and recognized in expense over the vesting period. Compensation expense recognized under the restricted stock award plan was $2.4 million in 1999 and $1.3 million in both 1998 and 1997.

     Under the terms of the nonemployee director stock plan, each eligible director received an initial grant of restricted stock and will receive additional grants upon re-election to the Board. As of December 31, 1999, there were 41,466 shares issued and outstanding under the plan. Compensation expense recognized under the plan was $780,000 in 1999, $185,000 in 1998, and $112,000 in 1997.

NOTE 11: FINANCIAL INSTRUMENTS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     The Company enters into derivative financial instruments with major financial institutions that have at least an "A" or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote and in any event would be immaterial.

  Interest Rate Risk Management

     The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than rates available to the Company if fixed-rate borrowings were made directly. Under interest rate swaps, the Company will pay a fixed interest rate and receive a floating rate of interest based on LIBOR, without exchanges of the underlying notional amounts.

     The following table presents the notional amounts, maturity dates, and effective floating and fixed interest rates related to the Company's interest rate swaps as of December 31 (in millions):

                                                               INTEREST RATE
                                                           ---------------------
                       NOTIONAL AMOUNT    MATURITY DATE    FLOATING    PAY-FIXED
                       ---------------    -------------    --------    ---------
1999.................      $ 10.0             2000           6.19%       7.00%
                            2,500Y            2001           0.30%       0.87%
                            2,000Y            2001           0.28%       0.84%
1998.................      $ 10.0             1999           4.44%       4.75%
                             10.0             2000           5.22%       7.00%
                             20.0             1999           5.25%       6.95%

     The impact of interest rate risk management activities on income in 1999, 1998 and 1997 were not material.

  Foreign Exchange Risk Management

     The Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures.

     The Company uses a combination of option and forward contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company's business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen, British pound, Australian dollar, Canadian dollar and the Euro. Derivative instruments that are used to offset these probable, but not firmly committed foreign currency exposures are carried at fair value with gains and losses recorded currently in income as a component of other non-operating expense, net.

     The Company uses a combination of option and forward contracts to hedge foreign currency assets and intercompany borrowings. These instruments are designated and effective as hedges. While these hedging instruments are subject to fluctuations in value, they do not subject the Company to market risk from exchange rate movements because such gains and losses offset losses and gains, respectively, on the assets and intercompany borrowings being hedged.

     During 1999 and 1998, the Company also sold option contracts to reduce the net cost of its derivative financial instruments. At the time of sale, options were recorded at fair value with corresponding gains and losses recorded in income as a component of other, net. At December 31, 1999, there were no outstanding foreign currency options sold.

     At December 31, the notional principal and fair value of the Company's outstanding foreign currency derivative financial instruments were as follows (in millions):

                                                  1999                  1998
                                           ------------------    ------------------
                                           NOTIONAL     FAIR     NOTIONAL     FAIR
                                           PRINCIPAL    VALUE    PRINCIPAL    VALUE
                                           ---------    -----    ---------    -----
Forward exchange contracts...............    $34.9      $(0.2)     $32.3      $0.5
Foreign currency options purchased.......     38.6        1.2       43.6       0.6
Foreign currency options sold............       --         --       44.7      (7.4)

     The notional principal amounts provide one measure of the transaction volume outstanding as of year end, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 1999 and 1998. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments. The impact of foreign exchange risk management transactions on income was a net gain of $1.6 million in 1999, a net loss of $5.9 million in 1998 and $0.5 million in 1997.

  Fair Value of Financial Instruments

     At December 31, 1999 and 1998, the Company's financial instruments included cash and equivalents, trade receivables, investments, accounts payable, borrowings and foreign exchange risk management instruments. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of marketable investments, notes payable, long-term debt and foreign currency contracts were estimated based on quoted market prices at year-end. The fair values of non-marketable equity investments, which represent either equity investments in start-up technology companies or partnerships that invest in start-up technology companies, are estimated based on the fair value information provided by these ventures.

     The carrying amount and estimated fair value of the Company's financial instruments at December 31 were as follows (in millions):

                                              1999                      1998
                                     ----------------------    ----------------------
                                     CARRYING                  CARRYING
                                      AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                     --------    ----------    --------    ----------
Cash and equivalents...............   $162.9       $162.9       $181.6       $181.6
Non-current investments:
  Marketable equity................      0.2          0.2         31.4         31.4
  Non-marketable equity............      7.1          7.1          7.3          7.3
Notes payable......................     85.3         85.3         48.5         48.5
Long-term debt.....................    208.8        208.6        201.1        203.0

     Marketable equity amounts include unrealized holding losses of $0.2 million at December 31, 1999 and $0.7 million at December 31, 1998 ; and unrealized holding gains of $5.0 million at December 31, 1998. There were no unrealized holding gains on marketable equity amounts at December 31, 1999.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the number of customers comprising the Company's customer base, and their geographic dispersion. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

NOTE 12: COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $21.6 million in 1999, $25.2 million in 1998 and $23.0 million in 1997.

     Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 1999, are as follows: $26.5 million in 2000; $18.8 million in 2001; $9.1 million in 2002; $4.9 million in 2003; $3.4 million in 2004 and $7.9 million thereafter.

     The Company is involved in various litigation and claims arising in the normal course of business. Management believes that recovery or liability with respect to these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 13: BUSINESS SEGMENT INFORMATION

     The Company operates in Regions or geographic operating segments. The United States information is presented separately as it is the Company's headquarters country, and U.S. sales represented 48.1%, 46.2% and 42.8% of total product net sales in 1999, 1998 and 1997, respectively. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     Operating income attributable to each operating segment is based upon the management assignment of costs to such regions. Beginning in October 1996, the Company has been converting its various local accounting systems to a single worldwide system. By early 1999, the Company had converted a majority of its businesses to the new system. The new worldwide accounting system allows the Company to determine operating income for each operating segment using a cost of sales amount which includes the manufacturing standard cost of goods produced by the Company's manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. As this basis for assignment of costs is a significantly more effective method for measuring segment performance, the Company adopted this cost assignment method in 1999. In addition, in 1999, operating income for all operating segments and manufacturing operations also included a charge for corporate services and asset utilization. Such change permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment. In 1998 and 1997, cost of sales in most segments outside the United States includes the cost of goods produced by the Company's manufacturing operations at the transfer price charged to the distribution operation by the manufacturing location. It is impracticable to restate operating income amounts for 1998 and 1997 using the 1999 methodology.

     Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are general corporate costs. In 1998 and 1997, corporate costs include significant administrative costs applicable to United States operations that are not charged to the U.S. region. Special charges in 1998 for restructuring and asset write-offs, the reduction of such costs in 1999, and the contribution to ASTI in 1998 are also considered corporate costs.

     Identifiable assets, depreciation and amortization and capital expenditures are assigned by region based upon management responsibility for such items. Corporate assets are primarily cash and equivalents, goodwill and intangibles, and long-term investments.

                         GEOGRAPHIC OPERATING SEGMENTS

                                          NET SALES                   OPERATING INCOME (LOSS)
                               --------------------------------    -----------------------------
                                 1999        1998        1997       1999       1998       1997
                               --------    --------    --------    -------    -------    -------
                                                         (IN MILLIONS)
United States................  $  669.2    $  577.2    $  479.9    $ 264.3    $ 301.8    $ 244.7
Europe.......................     377.1       363.2       338.6      113.4       34.1       52.5
Asia Pacific.................     211.3       168.2       170.1       24.1       10.6       20.7
Other........................     141.7       147.0       142.6       29.2       17.8       22.2
                               --------    --------    --------    -------    -------    -------
Segments total...............   1,399.3     1,255.6     1,131.2      431.0      364.3      340.1
Manufacturing operations.....       6.9         6.1         6.8      124.8       46.6       17.6
Research and development.....                                       (168.4)    (125.4)    (131.2)
Research services margin.....                                          3.0        2.3        0.6
Restructuring (charge)
  credit.....................                                          9.6      (74.8)        --
Asset (write-offs) credit....                                          1.4      (58.5)        --
Elimination of inter-company
  profit.....................                                       (180.5)        --         --
Contribution to ASTI.........                                           --     (171.4)        --
General corporate............                                         42.6      (70.2)     (78.1)
                               --------    --------    --------    -------    -------    -------
Net sales and operating
  income (loss)..............  $1,406.2    $1,261.7    $1,138.0    $ 263.5    $ (87.1)   $ 149.0
                               ========    ========    ========    =======    =======    =======

                                                                            DEPRECIATION AND
                                            IDENTIFIABLE ASSETS               AMORTIZATION           CAPITAL EXPENDITURES
                                       ------------------------------    -----------------------    -----------------------
                                         1999       1998       1997      1999     1998     1997     1999     1998     1997
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
                                                                          (IN MILLIONS)
United States........................  $  195.1   $   82.5   $   59.7    $22.0    $ 3.0    $ 3.0    $25.4    $ 0.8    $ 0.3
Europe...............................     142.5      164.2      153.9      6.5      6.9      5.9      1.2      1.5      4.3
Asia Pacific.........................     106.3       88.9       86.3      6.5      6.1      4.6      1.6      2.4      1.4
Other................................      67.8       67.3       65.7      4.0      8.1      3.9      2.0      1.1      3.6
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
Segments total.......................     511.7      402.9      365.6     39.0     24.1     17.4     30.2      5.8      9.6
Manufacturing operations.............     316.1      362.9      405.3     29.7     42.5     38.6     27.7     40.4     40.6
Adjustments and eliminations.........     (24.5)     (38.0)     (32.3)      --       --       --       --       --       --
General Corporate....................     535.8      606.6      660.3      5.1      9.9     12.8      5.4      4.4     14.2
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
        Total........................  $1,339.1   $1,334.4   $1,398.9    $73.8    $76.5    $68.8    $63.3    $50.6    $64.4
                                       ========   ========   ========    =====    =====    =====    =====    =====    =====

     In 1999, the Company assigned responsibility to the United States segment for certain assets previously included in manufacturing operations and general corporate assets. Such assets were primarily finished goods inventory, capitalized software and prepaid expenses.

     In each geographic segment the Company markets products in three product segments: Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure the marketing strategy has consistent execution for products in all geographic operating segments. There are no transfers of products between product lines.

                       PRODUCT NET SALES BY PRODUCT LINE

                                                         1999        1998        1997
                                                       --------    --------    --------
                                                                (IN MILLIONS)
Specialty Pharmaceuticals
  Eye Care Pharmaceuticals...........................  $  571.2    $  505.3    $  408.5
  Skin Care..........................................      76.6        80.6        80.6
  Botox/Neuromuscular................................     175.8       125.3        90.1
                                                       --------    --------    --------
          Total Specialty Pharmaceuticals............     823.6       711.2       579.2
Ophthalmic Surgical..................................     222.9       193.6       182.2
Contact Lens Care....................................     359.7       356.9       376.6
                                                       --------    --------    --------
Net sales............................................  $1,406.2    $1,261.7    $1,138.0
                                                       ========    ========    ========

NOTE 14: EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings
(loss) per share and reflects the two for one stock split (Note 2):

                                FOR THE YEAR ENDED 1999                   FOR THE YEAR ENDED 1998
                        ---------------------------------------   ----------------------------------------
                          INCOME         SHARES       PER-SHARE   INCOME(LOSS)      SHARES       PER-SHARE
                        (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)    (DENOMINATOR)    AMOUNT
                        -----------   -------------   ---------   ------------   -------------   ---------
                                               (IN MILLIONS EXCEPT PER SHARE DATA)
Computation of basic
  EPS:
Income (loss)
  available to common
  stockholders........    $188.2          132.2         $1.42        $(90.2)         131.1        $(0.69)
                                                        =====                                     ======
Effect of dilutive
  options.............                      3.0                                         --
                                          -----                                      -----
Computation of diluted
  EPS:
Income (loss)
  available to common
  stockholders
  assuming
  conversions.........    $188.2          135.2         $1.39        $(90.2)         131.1        $(0.69)
                                          =====         =====                        =====        ======

                                FOR THE YEAR ENDED 1997
                        ---------------------------------------
                          INCOME         SHARES       PER-SHARE
                        (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        -----------   -------------   ---------
                          (IN MILLIONS EXCEPT PER SHARE DATA)
Computation of basic
  EPS:
Income (loss)
  available to common
  stockholders........    $128.3          130.4         $0.98
                                                        =====
Effect of dilutive
  options.............                      1.2
                                          -----
Computation of diluted
  EPS:
Income (loss)
  available to common
  stockholders
  assuming
  conversions.........    $128.3          131.6         $0.97
                                          =====         =====

     Options to purchase 2,200,000 of Common Stock at an exercise price of $55.00 per share were outstanding at December 31, 1999. At December 31, 1997, options of 1,465,000 and 122,000 with exercise prices of $17.56 and $16.59, respectively, were outstanding. These outstanding options at December 31, 1999 and 1997 were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares and, therefore, the effect would be antidilutive.

     Stock options outstanding at December 31, 1998 were not included in the computation of diluted EPS because the Company incurred a loss and hence, the impact would be antidilutive.

NOTE 15: COMPREHENSIVE INCOME

     The following table summarizes the components of comprehensive income at December 31:

                                              1999                                      1998                        1997
                             ---------------------------------------   ---------------------------------------   ----------
                             BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX   BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX   BEFORE TAX
                               AMOUNT      OR BENEFIT       AMOUNT       AMOUNT      OR BENEFIT       AMOUNT       AMOUNT
                             ----------   -------------   ----------   ----------   -------------   ----------   ----------
                                                                     (IN MILLIONS)
Foreign currency
  translation adjustments:
  Unrealized foreign
    currency translation
    adjustments............    $(42.1)        $  --         $(42.1)      $ (0.9)       $   --        $  (0.9)      $(9.0)
  Less: reclassification
    adjustment for gains
    (losses) realized in
    net income (loss)......        --            --             --         (1.2)           --           (1.2)         --
                               ------         -----         ------       ------        ------        -------       -----
  Net unrealized foreign
    translation
    adjustments............     (42.1)           --          (42.1)        (2.1)           --           (2.1)       (9.0)
Unrealized gains on
  investments:
  Unrealized holding gains
    arising during
    period.................       1.6          (0.6)           1.0         33.4         (11.7)          21.7         7.4
  Less: reclassification
    adjustment for gains
    realized in net income
    (loss).................      (6.1)          2.2           (3.9)       (54.1)         18.5          (35.6)       12.4
                               ------         -----         ------       ------        ------        -------       -----
  Net unrealized gains
    (losses) on
    investments............      (4.5)          1.6           (2.9)       (20.7)          6.8          (13.9)       19.8
                               ------         -----         ------       ------        ------        -------       -----
Other comprehensive income
  (loss)...................    $(46.6)        $ 1.6          (45.0)      $(22.8)       $  6.8          (16.0)      $10.8
                               ======         =====                      ======        ======                      =====
Net earnings (loss)........                                  188.2                                     (90.2)
                                                            ------                                   -------
        Total comprehensive
          income (loss)....                                 $143.2                                   $(106.2)
                                                            ======                                   =======

                                        1997
                             --------------------------
                             TAX (EXPENSE)   NET-OF-TAX
                              OR BENEFIT       AMOUNT
                             -------------   ----------
                                   (IN MILLIONS)
Foreign currency
  translation adjustments:
  Unrealized foreign
    currency translation
    adjustments............      $  --         $ (9.0)
  Less: reclassification
    adjustment for gains
    (losses) realized in
    net income (loss)......         --             --
                                 -----         ------
  Net unrealized foreign
    translation
    adjustments............         --           (9.0)
Unrealized gains on
  investments:
  Unrealized holding gains
    arising during
    period.................       (2.6)           4.8
  Less: reclassification
    adjustment for gains
    realized in net income
    (loss).................       (3.6)           8.8
                                 -----         ------
  Net unrealized gains
    (losses) on
    investments............       (6.2)          13.6
                                 -----         ------
Other comprehensive income
  (loss)...................      $(6.2)           4.6
                                 =====
Net earnings (loss)........                     128.3
                                               ------
        Total comprehensive
          income (loss)....                    $132.9
                                               ======

NOTE 16: SUBSEQUENT EVENTS

     On January 25, 2000, the Board of Directors declared a cash dividend of $.08 per share payable on March 10, 2000, to stockholders of record on February 18, 2000. Additionally, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Allergan Common Stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Common Stock. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $300.00. The Allergan Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding Common Stock. The Rights Plan will expire in 2010.

                              REPORT OF MANAGEMENT

     Management is responsible for the preparation and integrity of the consolidated financial statements appearing in this Proxy Statement. The consolidated financial statements are presented in Exhibit A to the Company's Proxy Statement. The consolidated financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include some amounts based on management's best judgments and estimates.

     Management is responsible for maintaining a system of internal control and procedures to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Ethics adopted by the Board of Directors, applicable to all employees of the Company and its subsidiaries. Management believes that the Company's system of internal control provides reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability for assets.

     The Audit Committee of the Board of Directors, composed solely of Directors who are not officers or employees of the Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls, auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors without management present to ensure that the independent auditors have free access to the Committee.

     The independent auditors, KPMG LLP, were recommended by the Audit Committee of the Board of Directors and selected by the Board of Directors. KPMG LLP was engaged to audit the 1999, 1998 and 1997 consolidated financial statements of Allergan, Inc. and its subsidiaries and conducted such tests and related procedures as deemed necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is presented on Page A-45 of this Proxy Statement.

January 24, 2000
                                          David E. I. Pyott
                                          President and Chief Executive Officer

                                          Eric K. Brandt
                                          Corporate Vice President and
                                            Chief Financial Officer

                                          Dwight J. Yoder
                                          Senior Vice President, Controller and
                                            Principal Accounting Officer

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Allergan, Inc.:

     We have audited the accompanying consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allergan, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Costa Mesa, California
January 24, 2000

                         QUARTERLY RESULTS (UNAUDITED)

                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                                              QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                              -------    -------    -------    -------    --------
                                                       IN MILLIONS, EXCEPT PER SHARE DATA
1999(a)
Product net sales...........................  $ 311.3    $367.8     $346.8     $380.3     $1,406.2
Product gross margin........................    221.6     254.3      244.9      279.0        999.8
Research service revenues...................      9.8      11.1       11.9       13.4         46.2
Research services margin....................      0.7       0.6        0.9        0.7          2.9
Operating income............................     48.4      65.9       67.2       82.0        263.5
Net earnings................................     35.0      46.9       47.0       59.3        188.2
Basic earnings per share....................     0.26      0.35       0.36       0.45         1.42
Diluted earnings per share..................     0.26      0.34       0.35       0.44         1.39

1998(b)
Product net sales...........................  $ 269.3    $325.0     $321.2     $346.2     $1,261.7
Product gross margin........................    175.6     218.7      223.1      237.3        854.7
Research service revenues...................      9.6       6.3        8.2       10.3         34.4
Research services margin....................      0.7       0.4        0.6        0.6          2.3
Operating income (loss).....................   (137.6)     44.0      (32.4)      38.9        (87.1)
Net earnings (loss).........................   (122.2)     34.8      (31.4)      28.6        (90.2)
Basic earnings (loss) per share.............    (0.93)     0.27      (0.24)      0.22        (0.69)
Diluted earnings (loss) per share...........    (0.93)     0.26      (0.24)      0.21        (0.69)

     The earnings per share data in periods prior to the fourth quarter of 1999 has been restated to reflect the two for one stock split in December 1999 (see
Note 2 to the Consolidated Financial Statements).
---------------
(a) Fiscal quarters in 1999 ended on March 26, June 25, September 24 and December 31.

(b) Fiscal quarters in 1998 ended on March 27, June 26, September 25 and December 31 (see Note 3 to the Consolidated Financial Statements).

                              SELECTED FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1999        1998        1997        1996        1995
                                         --------    --------    --------    --------    --------
                                                    IN MILLIONS, EXCEPT PER SHARE DATA
Summary of Operations
Product net sales......................  $1,406.2    $1,261.7    $1,138.0    $1,147.0    $1,067.2
Research service revenues..............      46.2        34.4        11.0         9.9         6.4
Operating costs and expenses:
  Cost of product sales................     406.4       407.0       399.3       384.7       328.0
  Cost of research services............      43.3        32.1        10.4         9.2         5.9
  Selling, general and
     administrative....................     587.9       525.2       459.1       456.6       443.4
  Technology fees from related party...      (6.1)      (11.2)         --          --          --
  Research & development...............     168.4       125.4       131.2       118.3       116.7
  Restructuring charges (credit).......      (9.6)       74.8          --        70.1          --
  Asset write-offs (credit)............      (1.4)       58.5          --         7.4          --
  Contribution to ASTI.................        --       171.4          --          --          --
  Contribution to ALRT.................        --          --          --          --        50.0
                                         --------    --------    --------    --------    --------
Operating income (loss)................     263.5       (87.1)      149.0       110.6       129.6
Non-operating income (expense).........       5.5        29.4         8.1        (2.6)       (4.4)
Earnings (loss) before income taxes and
  minority interest....................     269.0       (57.7)      157.1       108.0       125.2
Net earnings (loss)....................     188.2       (90.2)      128.3        77.1        72.5
Basic earnings (loss) per common
  share................................      1.42       (0.69)       0.98        0.59        0.57
Diluted earnings (loss) per common
  share................................      1.39       (0.69)       0.97        0.58        0.56
Cash dividends per share...............      0.28        0.26        0.26       0.245       0.235
Financial Position
Current assets.........................  $  697.5    $  661.2    $  636.4    $  599.7    $  522.3
Working capital........................     277.6       292.7       273.1       224.4       190.7
Total assets...........................   1,339.1     1,334.4     1,398.9     1,349.8     1,316.3
Long-term debt.........................     208.8       201.1       142.5       170.0       266.7
Total stockholders' equity.............     634.5       696.0       841.4       749.8       668.9

     The earnings per shared data in years prior to 1999 has been restated to reflect the two for one stock split in December 1999 (see Note 2 to the Consolidated Financial Statements).

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The following table shows the quarterly price range of the Common Stock and the cash dividends declared per share during the period listed. Stock prices and cash dividends per share prior to December 10, 1999 have been restated to reflect the two for one stock split (see Note 2 to the Consolidated Financial Statements).

                                                  1999                          1998
                                         -----------------------      ------------------------
           CALENDAR QUARTER              LOW      HIGH      DIV.      LOW      HIGH      DIV.
           ----------------              ---      ----      ----      ---      ----      -----
First..................................  31 11/16  48 41/64 0.07      15 7/8    19 1/2   0.065
Second.................................  41 5/16   55 1/2   0.07      18 5/8    23 25/32 0.065
Third..................................  42 1/32   57 3/8   0.07      22 5/8    31 7/16  0.065
Fourth.................................  41        57 13/16 0.07      26 23/32  33 1/4   0.065

     Allergan Common Stock is listed on the New York Stock Exchange and is traded under the symbol "AGN." In newspapers, stock information is frequently listed as "Alergn."

     The approximate number of stockholders of record was 8,300 as of January 31, 2000.

     On January 25, 2000, the Board declared a cash dividend of $0.08 per share, payable March 10, 2000 to stockholders of record on February 18, 2000. See Note 7 to the Consolidated Financial Statements relative to restrictions on dividend payments.

                                                                       EXHIBIT B

                                 ALLERGAN, INC.
                      1989 NONEMPLOYEE DIRECTOR STOCK PLAN
                      (AS AMENDED AND RESTATED APRIL 2000,
     REFLECTING THE 1999 STOCK SPLIT IN SECTIONS 1.3(A), 2.4(C) AND 2.4(E))

I. GENERAL PROVISIONS

     1.1 PURPOSES OF PLAN. Allergan, Inc. (the "Company") has adopted this 1989 Nonemployee Director Stock Plan (the "Plan") to enable the Company to attract and retain the services of experienced and knowledgeable Nonemployee Directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the Nonemployee Directors in the Company.

     1.2 DEFINITIONS. The following terms, when used in this Plan, shall have the meanings set forth in this Section 1.2:

     (a) "Award" means an award of Restricted Stock under the Plan.

     (b) "Board" or "Board of Directors" means the Board of Directors of the Company.

     (c) "Change in Control" means the following and shall be deemed to occur if any of the following events occur:

          (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board of the Company;

          (iii) The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

             (A) a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Corporation") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company's voting securities immediately before such merger, consolidation or reorganization, and

             (B) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; or

          (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) is (1) an underwriter or underwriting syndicate that has acquired any of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

     (d) "Common Stock" means the common stock, par value $.01 per share, of the Company.

     (e) "Company" means Allergan, Inc., a Delaware corporation, or any successor thereto.

     (f) "Nonemployee Director" means any member of the Board of Directors who is not an employee of the Company or of a parent or subsidiary corporation (as defined in Section 425 of the Internal Revenue Code) with respect to the Company.

     (g) "Participant" means any Nonemployee Director who receives an Award pursuant to the terms of the Plan.

     (h) "Plan" means the Allergan, Inc. 1989 Nonemployee Director Stock Plan as set forth herein, as amended from time to time.

     (i) "Restricted Stock" means Common Stock which is the subject of an Award under this Plan and which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in this Plan.

     1.3  COMMON SHARES SUBJECT TO PLAN.

     (a) Subject to the provisions of Article IV and of this Section 1.3, the maximum number of shares of Common Stock which may be issued or transferred pursuant to Awards under this Plan shall not exceed 250,000 shares.

     (b) The shares of Common Stock to be delivered under the Plan shall be made available, at the discretion of the Board of Directors, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market.

     (c) If, on or before termination of the Plan, any shares of Common Stock subject to an Award shall not be issued or transferred and shall cease to be issuable or transferable for any reason, or if such shares shall have been reacquired by the Company pursuant to restrictions imposed on such shares under the Plan, the shares not so issued or transferred and the shares so reacquired shall not longer be charged against the limitation provided for in Paragraph (a) of this Section 1.3 and may be again made the subject of Awards under this Plan.

     1.4  ADMINISTRATION OF PLAN.

     (a) Subject to the provisions of Paragraph (b) below, this Plan shall be administered by the Board of Directors. Awards under the Plan shall be automatic as described elsewhere in this Plan. Subject to the provisions of this Plan, the Board shall be authorized and empowered to do all things necessary or desirable in connection with the administration.

     (b) The Board, in its absolute discretion, may at any time and from time to time delegate to a committee of three or more persons appointed by the Board (the "Committee") all or any part of the authority, powers and discretion of the Board under this Plan. Any determinations, decisions, interpretations, rules, regulations or other actions of the Committee shall have the same effect as if made or taken by the Board. Members of the Committee shall be subject to removal at any time as determined by the Board, and the Board may at any time abolish the entire Committee, in which case all authority, powers and discretion delegated to the Committee shall immediately become revested in the Board. The Board also may limit the Committee's authority and power at any time, in which case any specified authority or power removed from the Committee shall immediately become revested in the Board. No Nonemployee Director shall be eligible to be a member of the Committee.

     1.5 PARTICIPATION. All Nonemployee Directors shall receive Awards under this Plan, which Awards shall be granted automatically as provided in Section
2.1 below.

II. GRANTS OF RESTRICTED STOCK

     2.1  RESTRICTED STOCK AWARDS -- PRE-1994.

     (a) Immediately following the effective date of this Plan (as determined pursuant to Section 5.2 hereof), each Nonemployee Director who is then serving as a member of the Board of Directors shall automatically be granted an Award consisting of a number of shares of Restricted Stock (rounded to the nearest whole number of shares) equal to 1,000 multiplied by the Applicable Service Fraction (as defined in Paragraph (c) below) with respect to such Nonemployee Director determined as of the effective date of this Plan.

     (b) Thereafter, each Nonemployee Director who is newly appointed or elected to the Board for a full term of three years shall automatically be granted an award consisting of 1,000 shares of Restricted Stock at the time such Nonemployee Director first joins the Board. Such Award shall be made on the first business day following the date of the regular annual meeting of stockholders of the Company, or any adjournment thereof, at which directors are elected.

     (c) Each Nonemployee Director who is appointed or elected to fulfill a term of less than three years (whether by replacing a director who retires, resigns or otherwise terminates his service as a director prior to the expiration of this term or otherwise) shall automatically be granted an Award consisting of a number of shares of Restricted Stock (rounded to the nearest whole number of shares) equal to 1,000 multiplied by the Applicable Service Fraction with respect to such Nonemployee Director determined as of the date of such Nonemployee Director's appointment or election to the Board. Such Award shall be made as of the first business day following the date of such Nonemployee Director's appointment or election to the Board.

     (d) Each Nonemployee Director who is re-elected (or, in the case of a Nonemployee Director who was appointed to the Board and received an Award pursuant to any of the preceding provisions of this Section 2.1 (an "Appointed Director"), elected) to the Board for a full term of three years shall automatically be granted an Award consisting of 700 shares of Restricted Stock at the time of such Nonemployee Director's re-election (or, in the case of an Appointed Director, election) to the Board. Such Award shall be made on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected.

     (e) As used herein, "Applicable Service Fraction" means, with respect to any Nonemployee Director, a fraction the numerator of which is the number of months remaining in such Nonemployee Director's term at the time the Applicable Service Fraction is to be determined pursuant hereto and the denominator of which is 36.

     2.2 PURCHASE PRICE. Participants under the Plan shall not be required to pay any purchase price for the shares of Common Stock to be acquired pursuant to an Award, unless otherwise required under applicable law or regulations for the issuance of shares of Common Stock which are nontransferable and subject to a substantial risk of forfeiture until specific conditions are met. If so required, the price at which shares of Common Stock shall be sold to Participants under this Plan pursuant to an Award shall be the minimum purchase price required in such law or regulations, as determined by the Board in the exercise of its sole discretion.

     2.3 TERMS OF PAYMENT. The purchase price, if any, of shares of Common Stock sold by the Company hereunder shall be payable by the Participant in cash at the time such award is granted.

     2.4 RESTRICTED STOCK AWARDS -- 1994 AND AFTER. Effective as of immediately prior to the 1994 Annual Meeting of Stockholders of the Company:

     (a) No new Awards shall be made pursuant to the provisions of Section 2.1.

     (b) Upon election, re-election or appointment of a Nonemployee Director to the Board occurring at or after the 1994 Annual Meeting of Stockholders, such Nonemployee Director shall automatically be granted an Award consisting of the following number of shares of Restricted Stock: 600 multiplied by the number of years which remain in the term of the person so elected, re-elected or appointed. For purposes of such calculation, a year shall be the period between annual meetings of stockholders of the Company or any part of such period (exclusive of the 60 days immediately preceding the first annual meeting to be held following such election, re-election or appointment giving rise to such Award). For example, if a Nonemployee Director is appointed to the Board in January of 1995 to serve a term which will expire at the 1997 Annual Meeting of Stockholders (and the 1995 Annual Meeting of Stockholders is held more than 60 days after such appointment), the term of such person would be considered to be three years for purposes of calculating the Award.

     (c) Effective at the 1998 Annual Meeting of Stockholders, Sections 2.4(b) and 3.1(d)(v) are amended by changing all references to "600 shares" to become "1,800 shares."

     (d) Awards automatically granted pursuant to this Section 2.4 shall be made on the first business day following the date of such election, re-election or appointment, as applicable.

     (e) At the 1998 Annual Meeting of Stockholders, a one-time grant of 10,000 shares of Restricted Stock shall be made to Dr. Herbert W. Boyer, Chairman of the Board. Notwithstanding the reference in Section 3.1 (d)(v) to 1,800 shares, for purposes of the one-time grant to Dr. Boyer, references to the 1800 shares will refer to 3,334, 3,334 and 3,332 shares at the Annual Meeting of Stockholders in 1999, 2000 and 2001, respectively.

III. RESTRICTIONS ON GRANTED STOCK

     3.1 RESTRICTIONS ON SHARES ISSUED. All shares of Common Stock granted pursuant to an Award under this Plan shall be subject to the following restrictions:

     (a) The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions set forth in Paragraph (b) below lapse and are removed as provided in Paragraph (d) below, and any additional requirements or restrictions set forth in or imposed pursuant to this Plan have been satisfied, terminated or expressly waived by the Company in writing.

     (b) In the event a Participant's service as a director of the Company terminates for any reason other than death or total disability, all shares of Common Stock acquired under this Plan by such Participant with respect to which, at the date of such termination of service, the vesting restrictions imposed under this Plan have not lapsed and been removed as provided in Paragraph (d) below shall be returned to the Company forthwith, and all rights of the Participant to such shares shall immediately terminate upon payment by the Company to such Participant of the amount, if any, that the Participant paid to the Company for such shares.

     (c) In the event a Participant's service as a director of the Company terminates because of death or total disability, the Participant shall not be obligated to return any shares as described in Paragraph (b) above and, except for any continuing and additional restrictions which may exist as set forth in or imposed pursuant to this Plan, the vesting restrictions imposed upon the shares of Common Stock acquired by such Participant under this Plan shall lapse and be removed (and the shares of Common Stock acquired by such Participant under Awards pursuant to the Plan shall vest) upon such termination of service.

     (d) The restrictions imposed under Paragraph (b) above shall lapse and be removed (and the shares of Common Stock acquired by a Participant pursuant to an Award shall vest) in accordance with the following rules:

          (i) Subject to the provisions of Subparagraphs (iii) and (iv) below, in the case of an Award granted pursuant to Paragraph (a) or (c) of Section 2.1, as of the date of each regular annual meeting of stockholders of the Company at which directors are to be elected following the date of such Award, the vesting restrictions imposed under this Plan shall lapse and be removed from such number of shares of Restricted Stock acquired pursuant to the Award as is required to cause the aggregate number of shares of Common Stock acquired pursuant to such Award with respect to which the vesting restrictions imposed pursuant to this Plan have lapsed and been removed (and in which the Participant shall be fully vested) to equal the number (rounded to the nearest whole number of shares) computed by multiplying the total number of shares of Restricted Stock that were initially the subject of such Award by the lesser of (A) one or (b) a fraction the numerator of which is the number of months the Participant has served as a member of the Board of Directors subsequent to the date upon which the Award was granted and the denominator of which is the total number of months in the term of such Nonemployee Director determined as of the date upon which the Award was granted.

          (ii) Subject to the provisions of Subparagraph (iii) and (iv) below, in the case of an Award pursuant to Paragraph (b) or (d) of Section 2.1, as of the date of each regular annual meeting of stockholders of the Company at which directors are to be elected following the date of such Award, the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to one-third (rounded to the nearest whole number) of the number of shares acquired by the Participant pursuant to the Award, such that the restrictions shall lapse and be removed (and the Participant shall be fully vested) with respect to all of the shares acquired by the Participant pursuant to such Award as of the date of the third such annual meeting of stockholders following the date upon which the Award is granted.

          (iii) Notwithstanding the provisions of Subparagraphs (i), (ii) and
     (v) of this Section 3.1, in the event that a Participant's service as a director of the Company terminates because of death or total disability, as of the date of such termination of service the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to all shares of Common Stock acquired by such Participant under Awards pursuant to this Plan.

          (iv) Notwithstanding the provisions of Subparagraphs (i), (ii) and (v) of this Section 3.1, in the event of a Change in Control, as of the date of such Change in Control the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and Participants shall be fully vested) with respect to all shares of Common Stock acquired under Awards pursuant to this Plan.

          (v) Subject to the provisions of Subparagraphs (iii) and (iv) of this
     Section 3.1, Awards made pursuant to Section 2.4, as of the date of each annual meeting of stockholders following the date of such Award, the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to 600 of the shares covered by such Award.

     3.2 RIGHTS WITH RESPECT TO SHARES OF RESTRICTED STOCK. A Nonemployee Director to whom an Award has been made shall be notified of the Award, and upon payment in full of the purchase price (if any) required for the shares of the Restricted Stock, the Company shall promptly cause to be issued or transferred to the name of the Nonemployee Director a certificate or certificates for the number of shares of Restricted Stock granted, subject to the provisions of Sections 3.3, 3.4 and 3.5 below. From and after the date of the Award, the Nonemployee Director shall be a Participant and shall have all rights of ownership with respect to such shares of Restricted Stock, including the right to vote and to receive dividends and other distributions with respect thereto, subject to the terms, conditions and restrictions described in this Plan.

     3.3 CUSTODY OF STOCK CERTIFICATES. In order to enforce the restrictions imposed upon shares of Restricted Stock pursuant to this Plan, the Board may require that the certificates representing such shares of Restricted Stock remain in the physical custody of the Company until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

     3.4 LEGENDS ON STOCK CERTIFICATES. The Board shall cause such legend or legends making reference to the restrictions imposed hereunder to be placed on certificates representing shares of Common Stock which are subject to restrictions hereunder as the Board deems necessary or appropriate in order to enforce the restrictions imposed upon shares of Restricted Stock issued pursuant to Awards granted hereunder.

     3.5 SECURITIES LAW REQUIREMENTS. Shares of Common Stock shall not be offered or issued under this Plan unless the offer, issuance and delivery of such shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the California Corporate Securities Law of 1968, as amended, and the requirements of any stock exchange upon which the Common Stock may then be listed. As a condition precedent to the issuance of shares of Common Stock pursuant to an Award, the Company may require the Participant to take any reasonable action to comply with such requirements.

IV. ADJUSTMENT PROVISIONS

     4.1 ADJUSTMENTS. If the outstanding shares of the Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), and appropriate and proportionate adjustment shall be made in (i) the maximum number of securities provided in Section 1.3 of the Plan, (ii) the number of shares to be included in each grant of Restricted Stock of the Plan; (iii) the number and kind of shares then subject to restrictions pursuant to Section 3.1 of the Plan, and (iv) the repurchase price, if any, for each share of Common Stock subject to such restrictions. The Board's determination of the adjustments required under this Section 4.1 shall be final, binding and conclusive. No fractional interests shall be issued under the Plan on account of any such adjustment.

V. MISCELLANEOUS PROVISIONS

     5.1 AMENDMENT, SUSPENSION AND TERMINATION OF PLAN. The Board of Directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such action shall deprive the holder of an Award of such Award without the consent of such holder, and further provided that the nondiscretionary manner in which Awards are made to Nonemployee Directors under Section 2.1 and Section 2.4 shall not be modified or amended (provided that the number of shares to be included in each automatic grant thereunder may be changed with the approval of the stockholders). Furthermore, no such amendment shall, without approval of the stockholders of the Company, except as provided in Article IV hereof:

     (a) increase the maximum number of shares specified in paragraph (a) of
Section 1.3;

     (b) change the price of Common Stock specified in Section 2.2;

     (c)  change the terms of payment specified in Section 2.3;

     (d) accelerate the restriction-removal schedule specified in Paragraph (d) of Section 3.1;

     (e)  extend the duration of the Plan;

     (f) materially modify the requirements as to eligibility for participation in the Plan; or

     (g) materially increase in any other way the benefits accruing to the holder of an Award already granted or that subsequently may be granted under this Plan.

     Except as provided in Article IV, no termination, suspension or amendment of this Plan may, without the consent of the holder thereof, affect Common Stock previously acquired by a Participant pursuant to this Plan.

     5.2 EFFECTIVE DATE AND DURATION OF PLAN. This Plan shall become effective on the later of (a) the date of its approval by the Board of Directors of the Company, (b) the date of its approval by the holders of the outstanding shares of Common Stock (either by a vote of a majority of such outstanding shares present in person or by proxy and entitled to vote at a meeting of the stockholders of the Company or by written consent), or (c) the date of the distribution by SmithKline Beckman Corporation ("SKB") of the stock of the Company pursuant to the terms of that certain Distribution Agreement, dated as of April 11, 1989, among SKB, the Company and Beckman Instruments, Inc. Unless previously terminated by the Board of Directors, this Plan shall terminate at the close of business on December 31, 2009, and no Award may be granted under the Plan thereafter, but such termination shall not affect any Award theretofore granted and any shares of Common Stock granted pursuant thereto.

     5.3 ADDITIONAL LIMITATIONS ON COMMON STOCK. With respect to any shares of Common Stock issued or transferred under any provisions of the Plan, such shares may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan as the Board may direct.

     5.4 DIRECTOR STATUS. Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any Nonemployee Director any right to continue as a member of the Board of Directors of the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company or its stockholders (or of a subsidiary or its stockholders, as the case may be) to terminate the service of any Nonemployee Director at any time and for any reason whatsoever, with or without good cause.

     5.5 SECURITIES LAW LEGENDS. In addition to any legend or legends pursuant to Section 3.4 above, each certificate representing shares of Common Stock issued under the Plan shall be endorsed with such legends as the Company may, in its discretion, deem reasonably necessary or appropriate to comply with or give notice of applicable federal and state securities laws.

     5.6 NO ENTITLEMENT TO SHARES. No Nonemployee Director (individually or as a member of a group), and no beneficiary or other person claiming under or through such Nonemployee Director, shall have any right, title, or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to any Award except as to such shares of Common Stock, if any, as shall have been issued or transferred to such Nonemployee Director. A Nonemployee Director's rights to any shares of Common Stock issued or transferred to the name of such Nonemployee Director pursuant to an Award under this Plan shall be subject to such limitations and restrictions as are set forth in or imposed pursuant to this Plan.

     5.7 WITHHOLDING OF TAXES. The Company may make such provisions as it deems appropriate for the withholding by the Company of such amounts as the Company determines it is required to withhold in connection with any Award. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant. Any such settlement shall be made in the form of cash, a certified or bank cashier's check or such other form of consideration as is satisfactory to the Board.

     5.8 TRANSFERABILITY. No award or right under this Plan, contingent or otherwise, shall be assignable or otherwise transferable other than by will or the laws of descent and distribution, or shall be subject to any encumbrance, pledge or change or any nature. Any Award shall be accepted during a Participant's lifetime only by the Participant or the Participant's guardian or other legal representative.

     5.9 OTHER PLANS. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors generally, which the Company now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, insurance, stock purchase, incentive compensation or bonus plan.

     5.10 INVALID PROVISIONS. In the event that any provision of this Plan document is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

     5.11 SINGULAR, PLURAL; GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender, as the context may require.

     5.12 APPLICABLE LAW. This Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

     5.13 SUCCESSORS AND ASSIGNS OF THE COMPANY. The Plan shall be binding upon the successors and assignees of the Company.

     5.14 SUCCESSORS AND ASSIGNS OF PARTICIPANTS. The provisions of this Plan and any agreement executed upon the acquisition of shares hereunder shall be binding upon each Participant in the Plan, and such Participant's heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest.

     5.15 HEADINGS, ETC. NOT PART OF PLAN. Heading of Articles and Sections hereof are inserted for convenience and reference only, and they shall not constitute a part of the Plan.

                                 [ALLERGAN LOGO]

      CONFIDENTIAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING APRIL 26, 2000

The undersigned hereby constitutes and appoints Francis R. Tunney, Jr. and Douglas S. Ingram, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriot Hotel, 18000 Von Karman Avenue, Irvine, California on Wednesday, April 26, 2000, and at any adjournments thereof, on all matters coming before the meeting.

THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD (SEE REVERSE SIDE) AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS THAT MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF HERBERT W. BOYER, RONALD M. CRESSWELL, WILLIAM R. GRANT AND DAVID E.I. PYOTT AS DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU CAST YOUR VOTE ON THE INTERNET OR BY TELEPHONE OR UNLESS YOU SIGN AND RETURN THIS CARD.

                                                           ---------------------
                                                                    SEE
                                                               REVERSE SIDE
                                                           ---------------------

                              Fold and detach here

                                ADMISSION TICKET
                              RETAIN FOR ADMITTANCE

                     You are cordially invited to attend the
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                of ALLERGAN, INC.

                            Wednesday, April 26, 2000
                                   10:00 a.m.
                       (Registration begins at 9:30 a.m.)

                              Irvine Marriot Hotel
                             18000 Von Karman Avenue
                               Irvine, California

         If you plan to attend, please check the box on the proxy card.

         This card is your admission ticket to the meeting and must be presented at the meeting registration area.


                                 [ALLERGAN LOGO]

   [X]   Please mark your votes as                                  -----------
         in this example                                                5893
                                                                    -----------

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.


The Board of Directors recommends a vote FOR election of Directors

                                             FOR        WITHHELD
1. Election of Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):

_____________________________________________________________


The Board of Directors recommends a vote FOR proposals 2 and 3.

                                             FOR       AGAINST        ABSTAIN
2. Approval of the Amended and
   Restated Allergan, Inc. 1989
   Nonemployee Director Stock Plan.

3. Approval of an Amendment to the
   Allergan, Inc. Restated Certificate
   of Incorporation to Increase
   Authorized Capital.


Please check the box if you plan to attend the Annual Meeting   [ ]

Please check the box if you wish to have your vote disclosed to the Company. The Company's Confidential Voting Policy
is described in the Proxy Statement accompanying this Proxy.    [ ]


                                    NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                    -------------------------------------------


                                    -------------------------------------------
                                    SIGNATURE(S)                 DATE



                              Fold and detach here


                                 [ALLERGAN LOGO]

                            PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN ONE OF THREE WAYS DESCRIBED ON THIS INSTRUCTION CARD VOTES ALL COMMON SHARES OF ALLERGAN, INC. THAT YOU ARE ENTITLED TO VOTE. WE URGE YOU TO PROMPTLY CAST YOUR VOTE BY:

[COMPUTER GRAPHIC]           o  Accessing the World Wide Web site
                                http://www.eproxyvote.com/agn to vote via the
                                Internet.

[PHONE GRAPHIC]              o  Using a touch-tone telephone to vote by
                                telephone toll free from the U.S. or Canada.
                                Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ENVELOPE GRAPHIC]           o  Completing, dating, signing and mailing the
                                proxy card in the postage-paid envelope included with the proxy statement or sending it to Allergan, Inc., c/o First Chicago Trust Company of New York, P.O. Box 8648, Edison, New Jersey
                                08818-9147.